SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant [  ]

Filed by a party other than the registrant [X]

Check the appropriate box:

[  ]   Preliminary Proxy Statement.
[  ]   Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2)).
[X ]   Definitive Proxy Statement
[  ]   Definitive Additional Materials
[  ]   Soliciting Material Under Rule 14a-12.

--------------------------------------------------------------------------------

                               LIQUID AUDIO, INC.
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------

                               MM COMPANIES, INC.,
         JEWELCOR MANAGEMENT, INC., BARINGTON COMPANIES EQUITY PARTNERS,
             L.P., RAMIUS SECURITIES, LLC, DOMROSE SONS PARTNERSHIP,
                    JAMES A. MITAROTONDA and SEYMOUR HOLTZMAN
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:


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

(5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             2002 ANNUAL MEETING OF
                       STOCKHOLDERS OF LIQUID AUDIO, INC.

                                 PROXY STATEMENT
                                       OF
                          THE MM COMPANIES, INC. GROUP

        This proxy statement and the enclosed WHITE proxy card are being furnished to you, the holders of shares of common stock, par value $.001 per share, of Liquid Audio, Inc., a Delaware corporation, in connection with the solicitation by MM Companies, Inc. (formerly known as musicmaker.com, Inc.) and other entities participating with MM Companies for use at the 2002 annual meeting of stockholders of the Company, and at any adjournments or postponements of the meeting. The other entities participating with MM Companies are Jewelcor Management, Inc., Barington Companies Equity Partners, L.P., Ramius Securities, LLC and Domrose Sons Partnership who, together with MM Companies, are referred to as the MM Companies group.

        The MM Companies group is soliciting proxies to obtain control of the Company's board of directors and to oppose the Company's issuance of stock in connection with its proposed merger transaction with Alliance Entertainment Corp., if this matter is proposed by management for consideration at the 2002 annual meeting.

        The Company has entered into a merger agreement with Alliance Entertainment pursuant to which the Company would make a tender offer for up to 10,000,000 shares of its common stock at $3.00 per share, Alliance Entertainment would merge with a subsidiary of the Company and the stockholders of Alliance Entertainment would own 74% of the combined company following the merger. In order for these transactions to proceed, the Company's stockholders must vote to approve the issuance of the Company's stock to stockholders of Alliance Entertainment in the merger. We believe these transactions are not in the best interest of stockholders of the Company. By the Company's own admission, there is no assurance that the purported benefits of the merger will be realized and the merger involves significant risks.

        Instead of these transactions, we are proposing that the Company use its cash to make a substantial distribution to all stockholders. Based upon publicly available information, we currently believe that the Company can make a distribution of $3.00 per share. If the Company does not have sufficient cash to make a $3.00 per share distribution, we believe that the Company should make a distribution that is as large as possible after reserving funds to satisfy the Company's obligations and minimal ongoing expenses. We also believe the Company should immediately discontinue its current cash draining operations, pursue avenues for monetizing the Company's technology through sale or licensing and explore other business opportunities to create stockholder value. Our nominees for director support these proposed actions and, if elected, will seek to implement them.

               If our nominees are elected, they intend to advocate a series of actions to promote corporate democracy and place control of the Company firmly in the hands of stockholders acting by majority vote. These actions include elimination of the stockholder rights plan adopted by the current board and amendment of the Company's charter and by-laws to eliminate the staggered board and supermajority voting requirements and to allow stockholders to act by written consent. Further, we believe our nominees will bring to the board the judgment, experience, energy and objectivity needed to produce the maximum value for the Company's stockholders.

        The Company has recently had five directors divided into three classes. On August 23, 2002, the Company announced that it had expanded the size of the board of directors from five to seven members and appointed two individuals to fill the newly created directorships. MM Companies is challenging these actions by the Company. See "Background Of and Reasons For the Proxy Solicitation." The terms of the two Class III directors expire at the 2002 annual meeting. The MM Companies group is nominating two directors, Seymour Holtzman and James A. Mitarotonda, for election to this class.

        In addition, we are proposing to amend the Company's By-laws to expand the board of directors by four positions and to provide that only stockholders can take action to fill the positions created by vacancies, including vacancies created by an expansion of the board. In order to adopt the amendments to the By-laws, a vote of two-thirds of the outstanding shares is required. Subject to the passage of these amendments, we are proposing four additional nominees, Joseph R. Wright, Jr., Jesse H. Choper, William J. Fox and Thomas E. Constance, for election as directors. If our proposed amendments to the By-laws are adopted and all of our nominees are elected, our nominees will represent a majority of the members of the Company's board of directors.

     The  MM Companies group recommends that you vote

     o    to elect each of our six nominees;

     o    to adopt our proposed amendments to the Company's By-laws; and

     o against the Company's proposal to issue stock in the proposed merger with Alliance Entertainment.

        See "The Proposals" for a complete description of the actions that we propose. See "Information About The MM Companies" and "Certain Other Information Regarding The MM Companies Group Nominees" for information about the MM Companies group and about our nominees.

        The Company has announced that the 2002 annual meeting will be held at 10:00 a.m. pacific time on September 26, 2002 in Redwood, California and that the record date for determining stockholders entitled to notice of and to vote at the 2002 annual meeting is August 12, 2002.

        Your vote is important, no matter how many or how few shares of common stock you own. The MM Companies group urges you to mark, sign, date and return the enclosed WHITE proxy card promptly in accordance with the instructions set forth below. Please do NOT sign any proxy card you may receive from the Company even though it may contain one or more of the MM Companies group's proposals.

        You are urged to mark, sign and date the enclosed WHITE proxy card and return it in the enclosed envelope whether or not you plan to attend the 2002 annual meeting. If you need assistance in voting your shares of common stock, please call the MM Companies group's information agent, D.F. King & Co., Inc., toll-free at 1-800-431-9643 or if you are a bank or broker please call collect at 1-212-269-5550.

        This Proxy Statement and the accompanying WHITE proxy card are first being furnished to the Company's stockholders on or about September 6, 2002.

        On August 9, 2002, MM Companies received a letter from the Division of Investment Management of the Securities and Exchange Commission raising certain questions about whether MM Companies might be considered an unregistered investment company in violation of the Investment Company Act of 1940. MM Companies does not believe it is an unregistered investment company in violation of the Investment Company Act of 1940. If it were nevertheless determined that MM Companies is an unregistered investment company it could be prohibited from engaging in interstate commerce and acting as a proxy. See "Information About The MM Companies Group."


                                  INTRODUCTION

        The MM Companies group seeks to maximize value for all of the Company's stockholders. The MM Companies group does not believe that such value can be achieved through the Company's current business model, under which the Company is spending almost $2 million each month while generating virtually no revenues. The MM Companies group has expressed its concerns to the Company and has requested representation on the Company's board of directors. To date, apart from one brief meeting, the Company has refused to meet with the MM Companies group or take any action to address our concerns.

        In June 2002, the Company announced that it had entered into a merger agreement with Alliance Entertainment. The Company is seeking stockholder approval for the issuance of stock in connection with such transaction. The MM Companies group does not believe the proposed merger is in the best interests of the Company's stockholders. The MM Companies group has informed the Company of its opposition to the transaction with Alliance Entertainment. See "Introduction -- The Proposed Merger With Alliance Entertainment" for additional information regarding the proposed merger and "Background Of And Reasons For The Solicitation" for the text of several of our letters setting forth our concerns about the proposed merger.

        The Failure of the Current Business Plan

        Since its inception in 1996, the Company has depleted $108 million of the $189 million that it has raised. The Company has accumulated a deficit of $121 million on total revenues of just $10 million, not including so-called "business development" revenues from related parties. It is no wonder that the Company's equity market value has declined by approximately 95% in the last two years.

        Contrary to what one would expect for a successful development stage company, the Company's revenues have been declining over the past several quarters. Indeed, in the most recently completed quarter for which data is publicly available, the Company realized a grand total of $151,000 in revenues and a cash burn of $5,340,000. In its report on Form 10-Q for the quarter ended June 30, 2002, the Company concedes:

        "We expect to incur additional losses and negative cash flow from operations through at least 2003. Our revenues may not increase or even continue at their current levels and we may not achieve or maintain profitability or generate cash flow from operations in future periods. The digital music market may never develop to the extent that we are able to generate positive cash flows."

        In a nod to this bleak outlook, in its report on Form 10-Q for the period ended June 2001 the Company disclosed that in May 2001 it adopted "a corporate restructuring program to reduce expenses to preserve the Company's cash position while the digital music market develops." In the year since adoption of this plan, the Company has squandered an additional $22 million of its cash and accumulated losses of over $21 million on revenues of just $871,000, not including so-called "business development" revenues from related parties.

        Our representatives have on various occasions voiced our deep-seated concerns about the Company's strategic direction, prospects and cash drain with current management. Over a period of approximately ten months, we sent a series of letters to the Company. Please see "Background Of And Reasons For The Solicitation" for the text of several of our letters to the Company. These letters spoke of the continuing depletion of the Company's assets, our belief of the absence of any realistic prospects under the current business plan and our forceful recommendation that the plan should immediately be terminated. We asked to meet or speak with the Company about these matters. Management did not respond to our letters or take actions to address our concerns. Both the MM Companies group and another significant stockholder of the Company, Steel Partners II, L.P., made offers to current management to acquire all the outstanding shares of the Company at a price in excess of the public trading value of the Company's shares. Management did not respond directly to these offers. Instead, management has characterized spending at a rate of over $20 million a year while it waits for the development of fee generation within the digital music market as a "restructuring program."

        The Proposed Merger with Alliance Entertainment

        In June 2002, the Company announced that it had entered into a merger agreement with Alliance Entertainment. Under the terms of the merger agreement, the Company will conduct a self-tender offer at $3.00 per share for up to 10,000,000 shares of the Company's common stock and issue shares of its common stock to the current stockholders of Alliance Entertainment. The self-tender will be consummated only if the Company's stockholders vote to approve the issuance of stock to Alliance Entertainment stockholders in the merger. Following the self-tender offer and the merger, the former Alliance Entertainment stockholders will own 74% and the Company's stockholders will own 26% of the combined organization. The Company also has stated that consummation of the self-tender offer and the merger is conditioned upon, among other things, the approval by the Company's stockholders of the issuance of shares in the merger to Alliance Entertainment stockholders. The Company is seeking stockholder approval for such proposed stock issuance.

        The MM Companies group does not believe that the proposed merger with Alliance Entertainment or the related self-tender offer and issuance of stock to the stockholders of Alliance Entertainment is in the best interests of stockholders.

        The Company's own filings with the SEC identify numerous risks and uncertainties in connection with the proposed merger with Alliance Entertainment. For example, by the Company's own admission:

        o the lack of a public market for Alliance Entertainment capital stock makes it difficult to evaluate the fairness of the merger;

        o the Nasdaq National Market may delist the Company's common stock following the merger;

        o the Company's stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger;

        o the combined organization may not realize the expected benefits from the merger and the market price of the Company's stock may decline as a result of the merger;

        o the Company has never been profitable, Alliance Entertainment has recently incurred net losses, and there is no certainty that the combined organization will achieve profitability;

        o the combined organization will have a significant stockholder whose interests may conflict with yours; and

        o the businesses in which the combined organization will engage are extremely competitive, one example of which is the election of several of Alliance Entertainment's retail chain customers to buy a substantial amount of their inventory directly from major labels and studios rather than from Alliance Entertainment.

        In its filings with the SEC, the Company identifies numerous other risk factors, including risk factors that relate specifically to the merger, risk factors that relate to the business of Alliance Entertainment and risk factors that relate to the Company's business. You should refer to the Company's filings to review all of these risk factors in detail. The Company's filings with the SEC are available on the web site maintained by the SEC at www.sec.gov, in the SEC's public reference room (for information call 1-800-SEC-0330) and from commercial document retrieval services. If the Company will be soliciting stockholder approval of the issuance of Liquid Audio shares in the merger at the 2002 annual meeting, this risk factor discussion should also be contained in the Company's proxy materials.

        The Company's board and management argue that the anticipated benefits of the merger outweigh the risks. The MM Companies group does not believe this. In our view, the Company's current management has not in the past or in connection with the proposed merger demonstrated a focus on stockholder interests and value that justifies any confidence in management's judgment or objectivity. We say this because:

        o Having developed and presided over the Company's failed business plan, the current board, we believe, lacks the objectivity to redirect the Company's business plan to one focused on stockholder value and returns.

        o The current board, we believe, has a demonstrated inattentiveness to stockholder concerns. In the Company's four most recent earnings calls, Gerald W. Kearby, a founding director and chief executive officer of the Company whose term as a Class III director expires at the 2002 annual meeting, did not even entertain questions from analysts and stockholders.

        o The members of the current board and their affiliated entities own in the aggregate 1,847,338 shares or approximately 8.1% of the outstanding shares as compared with the 6,179,679 shares or approximately 28.9% of the outstanding shares that board members and their affiliated entities owned immediately following the Company's initial public offering. The collective financial incentive of the board members as stockholders in the Company to grow the value of its equity is declining.

        o Mr. Kearby and Robert G. Flynn, a director and a senior vice president of the Company, will each be receiving a $750,000 "retention payment" and a $750,000 payment for "an agreement not to compete" if the merger is consummated.

        o Under the terms of the merger agreement that current management negotiated with Alliance Entertainment, Alliance Entertainment--but not the Company--is entitled to receive various payments if the merger agreement is terminated, including a payment of $1,000,000 if the Company's stockholders vote not to approve the issuance of the Company's stock in the merger and an additional $750,000 if the Company liquidates within six months thereafter.

        o In connection with the execution of the merger agreement with Alliance Entertainment, the board reduced the triggering threshold under the Company's stockholder rights plan from 15% to 10%, in what appears to us as an attempt to blunt stockholder opposition to the Alliance Entertainment merger.

        Our Alternative Proposal: a $3.00 per share Distribution in Cash

        The MM Companies group is proposing, and our nominees will support, a distribution of $3.00 per share in cash to all stockholders as promptly as practicable following the 2002 annual meeting. This compares with the Company's proposed self-tender, in which only 10 million of the Company's approximately
22.75 million shares will be exchanged for a $3.00 cash payment, and the risks and uncertainties of the proposed merger with Alliance Entertainment, as a result of which, as the Company states in its filing with the SEC, stockholders may lose all of their investment.

        Based upon current, publicly available information, we believe that the Company has sufficient available cash and cash equivalents to make the distribution that we propose. As reported by the Company, it had cash and cash equivalents of approximately $81.0 million at June 30, 2002. Assuming that the Company's cash drain in conducting its money losing operations continues at its recent pace of approximately $5 million a quarter, the Company should have approximately $76 million in cash at September 30, 2002, less expenses incurred in connection with the proposed merger. We estimate that approximately $69 million should be required for the proposed $3.00 per share distribution, based upon the number of shares reported by the Company to be outstanding on August 12, 2002 and the options reported by the Company to be outstanding at December 31, 2001.

        If the Company does not have sufficient cash to make a $3.00 per share distribution, we believe that the Company should make a distribution that is as large as possible after reserving funds to satisfy the Company's obligations and minimal ongoing expenses.

        We believe that the certainty of a substantial cash distribution to all stockholders will provide value that is superior to the partial tender offer proposed by the Company and the risks and uncertainties of the proposed merger with Alliance Entertainment.

        Accordingly, should the Company propose action on the Alliance Entertainment merger for consideration by stockholders at the 2002 annual meeting, we urge stockholders to oppose the merger by voting against the issuance of Company stock in connection with the proposed merger. See Merger Related Proposal under "The Proposals."

        Our Platform

        The MM Companies group is focused on the goal of achieving the greatest return to stockholders in which we will share on a pro rata basis. We have selected nominees with broad management, professional and financial experience. They are committed to the principles of our platform, with the goal of promoting stockholder value in the near term. In furtherance of these principles, if elected, our nominees intend to pursue:

        o an immediate distribution to stockholders of $3.00 per share in cash, as described above;

        o immediate steps to slash the Company's general and administrative overhead and facility costs and drastically reduce the Company's use of operating cash;

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

        o avenues for the licensing or sale of the Company's technology, monetizing these assets in a manner that does not burden the Company's financial resources; and

        o depending on the resources available to the Company following the distribution, alternative business opportunities with prospects for positive cash flow and current profitability.

Our nominees have no specific plans for the Company to engage in an acquisition, sale of assets or other extraordinary transaction.

        In addition, our nominees will act to eliminate the burdens that the Company's charter documents and current board have imposed on the exercise of corporate democracy at the Company. These steps include:

        o termination of the Company's stockholder rights plan, which imposes draconian penalties on stockholders or stockholder groups that beneficially own more than 10% of the Company's stock. Not only does such plan effectively prohibit accumulation of stockholdings in excess of this threshold, it may also have the effect of discouraging stockholders from collectively exercising their corporate democracy rights out of concern that they will be deemed to be a group owning more than 10% of the Company's shares;

        o subject to stockholder approval, amending the Company's charter to eliminate the staggered board and allow the Company's stockholders to elect the entire board on an annual basis;

        o subject to stockholder approval, amending the Company's charter to eliminate the requirement that a two-thirds vote of stockholders is required to modify the Company's By-laws and certain provisions of the charter, thereby allowing stockholders to act by no more than a simple majority of the outstanding shares; and

        o subject to stockholder approval, amending the Company's charter to eliminate the prohibition on stockholder action by written consent.

        The nominees of the MM Companies group do not intend to hide behind the barricades erected by the Company's current board which we believe restrict the power of stockholders to control their corporation. Unlike the current board, our director nominees are prepared to submit their performance to the judgment of stockholders, acting freely in the exercise of their electoral rights.

        As of the time of the mailing of this Proxy Statement, we do not know whether the Company will present its proposal related to the Alliance Entertainment merger at the 2002 annual meeting or will seek to hold a special meeting for this purpose. The Company has filed alternative proxy materials with the SEC in this regard. The actions that our nominees propose to take in respect of the proposed merger will depend on whether the merger proposal is presented at the 2002 annual meeting and the results of the voting at such meeting, as set forth in the following charts.


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

         The merger proposal is not presented at the 2002 annual meeting


------------------------------------------------   --------------------------------------------------
     Our elected nominees constitute a                   Our elected nominees constitute a
           minority of the board                               majority of the board
------------------------------------------------   --------------------------------------------------
Our nominees will continue to oppose the merger    Our nominees will seek to terminate the merger
and seek to carry out our platform.                agreement with Alliance Entertainment, consistent
                                                   with the Company's legal rights and obligations,
                                                   and to carry out our platform.*
------------------------------------------------   --------------------------------------------------

*If the merger agreement is terminated, under the terms of such agreement the Company may be liable for the payment to Alliance Entertainment of certain fees and expenses. On behalf of the Company, our nominees reserve the right to challenge the obligation to pay such fees and expenses. Please see the Company's public filings for a discussion of the circumstances under which such fees and expenses would be payable pursuant to the terms of the merger agreement.

           The merger proposal is presented at the 2002 annual meeting


-------------------------------   ------------------------------- ------------------------------
                                      Our elected nominees             Our elected nominees
                                          constitute a                    constitute a
                                       minority of the board           majority of the board
-------------------------------   ------------------------------- ------------------------------
The merger proposal is not        Our nominees will seek to       Our nominees will terminate
approved by stockholders          carry out our platform.         the merger agreement and
                                                                  carry out our platform.
-------------------------------   ------------------------------- ------------------------------
Contrary to our recommendation,   Our nominees will abide by      Our nominees will abide by
the merger proposal is            the decision of stockholders    the decision of stockholders
approved by stockholders          and drop opposition to the      and carry out the merger.
                                  merger.
-------------------------------   ------------------------------- ------------------------------

                                  THE PROPOSALS

        The MM Companies group is soliciting proxies from the holders of shares of common stock to elect nominees who will constitute a majority of the Company's board of directors. As described in more detail below, the proposals would accomplish this in two steps:

        o first, by electing two directors to fill the seats of the two existing Class III directorships that expire at the 2002 annual meeting; and

        o second, by amending the By-laws to expand the board of directors and authorize only stockholders to fill the newly created directorships, and by electing the four nominees of the MM Companies group to fill these new board positions.

The election of directors to fill the seats of the Class III directorships requires a plurality of the votes cast in the election. The election of directors to fill the newly created board positions

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

requires a vote of the majority of shares outstanding on the record date for the 2002 annual meeting. The amendments to the By-laws to expand the board and authorize only stockholders to fill vacancies requires a 66 2/3% majority of the shares outstanding on the record date for the 2002 annual meeting.

        If, at the 2002 annual meeting, the Company's management presents its proposal for the issuance of stock to Alliance Entertainment stockholders in connection with the proposed merger, the MM Companies group is also soliciting proxies from holders of shares of common stock to oppose this proposal. Consummation of the proposed merger with Alliance Entertainment is contingent upon stockholder approval of the proposed issuance of shares to Alliance Entertainment stockholders. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Liquid Audio stock voting on the proposal at the meeting. The MM Companies group believes that the merger with Alliance Entertainment is not in the best interests of the Company's stockholders and urges stockholders to oppose the issuance of shares to Alliance Entertainment stockholders in the merger.

        The MM Companies group recommends that you vote for each of Proposal Nos. 1, 2, 3, 4 and 5 and vote against the Merger Related Proposal by checking the appropriate boxes and signing, dating and returning the enclosed WHITE proxy card.

        Election of the Existing Class III Directors

Proposal No. 1 -- Election of the MM Companies group nominees as Class III Directors

        Proposal No. 1 provides for the election of James A. Mitarotonda and Seymour Holtzman to serve as Class III directors until the 2005 annual meeting of stockholders. See "Certain Other Information Regarding The MM Companies Group Nominees" for information concerning the background and experience of Messrs. Mitarotonda and Holtzman.

        Ratification of the Appointment of Independent Accountants (Company Proposal)

Proposal No. 2 -- Ratification of PricewaterhouseCoopers LLP as the Company's independent accountants

        Proposal No. 2 provides for the ratification of the appointment by the Company's board of directors of PricewaterhouseCoopers LLP as the Company's independent auditors to audit the Company's financial statements for its fiscal year ending December 31, 2002. See "Auditors" for further information regarding PricewaterhouseCoopers LLP.

        Amendment of the By-laws and Election of an Additional Four Directors

Proposal No. 3 -- Modification of Provision Regarding the Size of the Board of Directors

        Proposal No. 3 provides for the amendment of Article III, Section 3.2 of the Restated By-laws of the Company to increase the number of members of the board of directors by four directors. The MM Companies group is proposing to increase the size of the board to facilitate the election of the MM Companies group nominees to a majority of the positions on the board.

        The Restated By-laws has provided that the board of directors shall consist of five (5) members, which number may be changed by an amendment to the Restated By-laws duly adopted by the board of directors or the stockholders or an amendment to the Company's Restated Certificate of Incorporation. On August 23, 2002, the Company announced that its board of directors amended the By-laws to increase the size of the board of directors to seven members from five members and appointed two directors to fill the newly-created directorships. We believe the action of the Company to expand the board of directors at this time violates Delaware law, and we commenced a lawsuit against the Company in Delaware court to invalidate this action. See "Background Of And Reasons For The Proxy Solicitation."

        We originally proposed to expand the board of directors from five members to nine members. If the action of the Company's board is invalidated or otherwise rescinded, this remains our proposal. If, however, the action of the board is not invalidated or rescinded, our proposal is to expand the number of members of the board of directors from seven to eleven.

          In particular, the amendment would delete the first sentence of
Article III, Section 3.2 and substitute in its place a sentence that sets the number of directors at nine or eleven, as described above. In either case, the board would be expanded by four directors over the number of directors in office at the time of the 2002 annual meeting.

Proposal No. 4 -- Modification of Provision for Filling Board Vacancies

        Proposal No. 4 provides for the amendment of Article III, Section 3.4 of the Restated By-laws to provide that any vacancies on the board of directors and newly created directorships may not be filled by the board of directors but only by action of the stockholders. The Restated By-laws currently provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by the stockholders may be filled by a majority of the directors then in office. In addition, the Restated By-laws currently provide that whenever the holders of any class of stock or series thereof are entitled to elect one or more directors by the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or series thereof then in office. Proposal No. 4 would eliminate the power of the board of directors to fill all vacancies and newly created directorships and vest such power in the stockholders. In particular, the amendment would delete the text of Article III, Section 3.4 and replace it with the following:

        "Any director may resign at any time upon written notice to the attention of the Secretary of the corporation. When one or more directors shall resign from the board of directors, effective at a future date, such vacancy may only be filled by the stockholders entitled to vote thereon.

        (a) Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may only be filled by a majority of the stockholders entitled to vote thereon.

        (b) Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may only be filled by a majority of the stockholders entitled to vote thereon. If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer, or any stockholder, or any executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder may call a special meeting of the stockholders in accordance with the provisions of the certificate of incorporation or bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in
        Section 211 of Delaware General Corporation Law."

        The MM Companies group understands that many if not most Delaware corporations empower both stockholders and existing board members with the ability to fill vacancies and newly created directorships in the board of directors, and the inability of the Company's stockholders to do so is symptomatic of the entrenchment strategy implemented by current management. In the future, it may be advisable to vest a concurrent power in the board to fill vacancies. At this time, however, we are proposing that only stockholders may fill vacancies to facilitate the election of the MM Companies group's nominees under Proposal No. 5.

Proposal No. 5 -- Election of the MM Companies Group's Nominees to fill the Four Newly Created Board Seats

        Proposal No. 5 provides for the election of Jesse H. Choper and William
J. Fox to serve as Class I directors until the 2003 annual meeting of stockholders, the election of Thomas E. Constance to serve as a Class II director until the 2004 annual meeting of stockholders and the election of Joseph R. Wright, Jr. to serve as a Class III director until the 2005 annual meeting of stockholders. See "Certain Other Information Regarding The MM Companies Group Nominees" for information concerning the background and experience of Messrs. Choper, Fox, Constance and Wright.

        While Proposal No. 5 requires the vote of only a majority of the shares outstanding on the record date for the 2002 annual meeting, it is contingent on the adoption of Proposals No. 3 and 4, which each require a 66 2/3% vote of the shares outstanding on the record date for the 2002 annual meeting.

        Authorization of Issuance of Common Stock (If the Company presents this proposal at the 2002 annual meeting)

Merger Related Proposal -- Authorization of Issuance of Common Stock in connection with Proposed Merger with Alliance Entertainment

        The merger related proposal provides for the issuance of common stock to the stockholders of Alliance Entertainment in connection with the proposed merger with Alliance Entertainment. See "Introduction -- The Proposed Merger With Alliance Entertainment" for further information regarding the proposed merger. We do not know at the time of the mailing of this Proxy Statement whether the Company intends to present this proposal at the 2002 annual meeting. However, because the Company may do so, we are soliciting your vote against this proposal. We are opposed to the proposed merger and urge you to vote against this proposal.

        General

        Each of the MM Companies group's nominees has consented to being named herein as a nominee for director of the Company and has agreed to stand for election as a director.

        Although the MM Companies group has no reason to believe that any of the MM Companies group's nominees will be unable to serve as a director, if any MM Companies group nominee is not available to serve, the MM Companies group expects that the remaining MM Companies group nominees, upon taking office, will fill the vacancy with an individual willing to consider and implement the MM Companies group's proposals to maximize stockholder value.

        The Company has indicated in its public filings that if its proposed merger with Alliance Entertainment occurs, members designated by the Company will constitute one-third and members designated by Alliance Entertainment will constitute two-thirds of the members of the board of directors of the combined company following the merger. It is possible that stockholders could elect some or all of our nominees and, contrary to our recommendation, approve the merger related proposal. None of the MM Companies group nominees have determined if they would continue to serve on the board of directors of the combined company if the proposed merger is consummated, assuming such individuals were selected by the Company to be directors of the combined post-merger company. Further, if all of the MM Companies group nominees are elected to the Company's board of directors and the merger proceeds, at least some, if not all, of the MM Companies group nominees would not continue to serve as directors following the consummation of the merger. In such case, you would be electing some, if not all, of the nominees of the MM Companies group to serve as directors of the Company for a short period of time.

                    INFORMATION ABOUT THE MM COMPANIES GROUP

        Members of the MM Companies group, the MM Companies group nominees and certain other persons named below may be deemed to be "participants" in this Proxy Solicitation as such term is defined in Schedule 14A promulgated under the Securities Exchange Act of 1934. MM Companies is a Delaware corporation that was formerly engaged in the business of marketing customized compact discs over the internet and is presently exploring alternative business opportunities. The address of the principal business and principal offices of MM Companies is c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019. The officers and directors of MM Companies and their principal occupations and business addresses are set forth on Schedule I attached to this Proxy Statement.

        Jewelcor Management, Inc. is a Nevada corporation primarily involved in investment and management services. The address of the principal business and principal offices of Jewelcor Management, Inc. is 100 North Wilkes Barre Blvd., Wilkes Barre, Pennsylvania 18702. The officers and directors of Jewelcor Management, Inc. and their principal occupations and business addresses are set forth on Schedule II attached to this Proxy Statement.

        Barington Companies Equity Partners, L.P. is a Delaware limited partnership formed to engage in the business of acquiring, holding and disposing of investments in various companies. The address of the principal business and principal offices of Barington Companies Equity Partners, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

        The general partner of Barington Companies Equity Partners, L.P. is Barington Companies Investors, LLC. Barington Companies Investors, LLC is a Delaware limited liability company formed to be the general partner of Barington Companies Equity Partners, L.P. The address of the principal business and principal offices of Barington Companies Investors, LLC is 888 Seventh Avenue, 17th Floor, New York, New York 10019. James A. Mitarotonda is the Managing Member of Barington Companies Investors, LLC. The business address of Mr. Mitarotonda is c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019.

        Ramius Securities, LLC is a Delaware limited liability company and a registered broker-dealer. The address of the principal business and principal offices of Ramius Securities, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017.

        The Managing Member of Ramius Securities, LLC is Ramius Capital Group, LLC, a Delaware limited liability company that is engaged in money management and investment advisory services for third parties and proprietary accounts. The address of the principal business and principal offices of Ramius Capital Group, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017.

        The Managing Member of Ramius Capital Group, LLC is C4S, LLC, a Delaware limited liability company formed to be the managing member of Ramius Capital Group, LLC. The address of the principal business and principal offices of C4S, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017. Each of Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss is a Managing Member of C4S, LLC. The business address of each of Messrs. Cohen, Stark and Strauss is 666 Third Avenue, 26th Floor, New York, New York 10017.

        Domrose Sons Partnership is a New York partnership formed to engage in the business of acquiring, holding and disposing of investments in various companies. The address of the principal business and principal offices of Domrose Sons Partnership is c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019.

        James Mitarotonda and his brothers Mario Mitarotonda and Mike Mitarotonda are partners in Domrose Sons Partnership. The business address of each of Mario Mitarotonda and Mike Mitarotonda is c/o Vincci, 70-39 Austin Street, Forest Hills, New York 11375.

        As of the date of this Proxy Statement, the MM Companies group owns an aggregate of 1,568,100 shares of common stock representing approximately 6.9% of the outstanding shares of the common stock based upon 22,745,624 shares of common stock reported by the Company in its proxy materials filed with the Securities and Exchange Commission on August 28, 2002, to be issued and outstanding as of August 12, 2002.

        Additional information about MM Companies, the MM Companies group and the MM Companies group nominees including information regarding the beneficial ownership of common stock is set forth under the heading "Certain Other Information Regarding The MM Companies Group Nominees" and in Annex A attached to this Proxy Statement.

        The MM Companies group has retained D.F. King to act as an advisor and to provide consulting and analytic services and solicitation services in connection with this Proxy Solicitation. D.F. King is a proxy service company. It mails documents to stockholders, responds to stockholder questions and solicits stockholder votes for many companies. D.F. King does not believe that it or any of its directors, officers, employees, affiliates or controlling persons, if any, is a "participant" in this Proxy Solicitation or that Schedule 14A requires the disclosure of certain information concerning D.F. King. The business address of D.F. King is 77 Water Street, 20th Floor, New York, New York 10005. D.F. King has informed the MM Companies group that, as of the date of this Proxy Statement, it does not hold any shares of the Company's common stock for its own account or for the accounts of others.

        Investment Company Act

        On August 9, 2002, MM Companies received a letter from the SEC's Division of Investment Management inquiring as to the possible status of MM Companies as an unregistered "investment company" within the meaning of the Investment Company Act of 1940. MM Companies believes that, consistent with the discussion of Investment Company Act matters in its Annual Report on Form 10-K for the year ended December 31, 2001, MM Companies may have become an inadvertent investment company during 2001. MM Companies has relied on the "transient investment company" exemption from the applicable provisions of the Investment Company Act contained in Rule 3a-2 thereunder, which provides for a one-year "safe harbor."

        In light of the pending proxy contest, and the litigation recently commenced by the Company's management as described below, MM Companies determined to address any potential question concerning its Investment Company Act status prior to the expiration of the one-year sale harbor exemption in September 2002. Accordingly, on August 29, 2002, MM Companies acquired ownership of $4 million in gold bullion. As a result, any "investment securities" held by MM Companies no longer exceed 40% of its total assets (excluding cash and government securities), and MM Companies believes that it is no longer within the relevant definition of "investment company" for purposes of the Investment Company Act. Notwithstanding the fact that MM Companies has purchased gold and "investment securities" held by MM Companies no longer exceed 40% of its total assets (excluding cash and government securities), MM Companies may be deemed to be an investment company under Section 3(a)(1)(A) of the Investment Company Act.

        On August 20, 2002, the Company commenced a lawsuit against MM Companies in federal district court alleging, among other things, that MM Companies should be treated as an unregistered investment company under the Investment Company Act and that, as such, MM Companies should be prohibited from engaging in the present proxy solicitation. See "Background And Reasons For The Proxy Solicitation."

        A conclusion that MM Companies is in fact operating as an unregistered investment company could support, among other things, a position that MM Companies may be prohibited from engaging in interstate commerce and, as a result, from holding securities such as the

Company's common stock or acting as a proxy at the 2002 annual meeting. In the event, which we believe to be unlikely, that MM Companies were to be prohibited from soliciting proxies on the foregoing theories, certain members of the MM Companies group, which are also significant stockholders of the Company, would expect to continue to solicit proxies in favor of the proposals and positions described in this Proxy Statement. In the event that both MM Companies and all other members of the MM Companies group were prohibited from soliciting proxies or all persons named as proxies in connection with this solicitation were prohibited from acting in that capacity, then stockholders of the Company who execute and return our proxy card may ultimately be disenfranchised from voting on our proposals.

        MM Companies disagrees with these positions and intends to defend itself vigorously in the pending litigation with the Company. MM Companies believes that it has been a "transient investment company" exempt from the Investment Company Act at all relevant times prior to August 29, 2002, and that because of the character of its assets it does not fall within the definition of an investment company now.

              BACKGROUND OF AND REASONS FOR THE PROXY SOLICITATION

Background

        On various dates from August 14, 2001 through March 5, 2002, members of the MM Companies group purchased a total of 1,568,100 shares of common stock in the open market for a total purchase price of $3,457,711, excluding commissions and related costs. The details of these purchases are set forth in Annex A attached to this Proxy Statement. All of the purchases were funded by working capital, which may have included margin loans made by brokerage firms in the ordinary course of business.

        On October 8, 2001, MM Companies issued a press release indicating that it and certain other parties had acquired a 6.3% stock ownership stake in the Company and intended to acquire up to approximately an additional 8.6% stock ownership stake in the Company. On October 8, 2001, MM Companies also sent a letter to Gerald W. Kearby, the President and Chief Executive Officer of the Company, informing the Company of the acquisition of stock by MM Companies and certain other reporting persons and the intention of such group to acquire additional shares. In the letter, MM Companies requested that the number of directors on the Company's board of directors be increased from five to six and that individuals proposed by MM Companies be appointed to fill two current vacancies on the Company's board of directors and the one newly created seat. MM Companies also requested that the Company meet with MM Companies in order to discuss ways to enhance stockholder value.

        On October 9, 2001, the MM Companies group filed with the SEC its
Schedule 13D disclosing that the group members had acquired in excess of 5% of the outstanding shares of the common stock.

        MM Companies received no response to its letter of October 8, 2001.

        On October 15, 2001, MM Companies sent a letter to Robert G. Flynn, Secretary of the Company, and Mr. Kearby. In the letter, MM Companies requested that the Company call a special meeting of stockholders of the Company on November 27, 2001 to elect Seymour

Holtzman to fill the existing vacancy on the Company's board of directors, to replace the two directors currently on the board of directors whose term expires in 2002 with James A. Mitarotonda and Joseph R. Wright,, Jr. and to make certain amendments to the Company's Restated By-laws. In addition, MM Companies requested that the Company give MM Companies the opportunity to inspect and make copies of a complete list of the Company's stockholders.

        On October 22, 2001, Steel Partners II, L.P., an existing stockholder of the Company, delivered a letter to the Company offering to acquire all the outstanding stock of the Company for $3.00 per share in cash.

        On October 26, 2001, MM Companies sent a letter to Mr. Kearby requesting that the Company meet with MM Companies to discuss, among other things, an offer by MM Companies to acquire the Company on terms at least comparable to those proposed by Steel Partners II, L.P.

        On November 5, 2001, the Company issued a press release announcing that two individuals had been elected to fill the existing vacancies on the Company's board of directors and that the Company was not interested in pursuing the acquisition offer previously made by Steel Partners II, L.P. or MM Companies.

        As a result of the Company's announcement, MM Companies sent the following letter to Mr. Kearby, on November 9, 2001:

Dear Mr. Kearby:

        As the second largest stockholders of Liquid Audio, Inc., we at musicmaker.com, Inc. and the others in our group have become increasingly concerned about Liquid Audio's situation, and management's apparent failure to respond to the very serious issues facing the Company.

        In particular, we were disturbed to see that management has decided to completely ignore both the premium acquisition proposal publicly announced by Steel Partners II, L.P., and our own offer to acquire the Company on terms at least comparable to the Steel Partners proposal (or, alternatively, to work with you on other approaches to enhance shareholder value). We were also taken aback to first learn of management's position through public news reports, rather than receiving the courtesy of a direct response to our October 26 letter to you and the Board. In fact, since we first contacted you privately more than one month ago to inform you of our stock ownership, you have refused to respond in any way to our repeated requests to meet with you.

        Our interests are the same as any other public stockholder. Liquid Audio has never shown a profit and is losing extraordinary amounts of money with each passing day. In two years, the Company's stock has lost a staggering 95% of its market value. The consensus of the financial community seems to be that Liquid Audio's business model will never be successful and that the Company's value will only decline as it continues to spend money without results. We understand that at least two separate lawsuits have already been filed by Liquid Audio stockholders against the Company and its directors individually, alleging serious breaches of management's fiduciary duties.

        In the face of this crisis, investors see management doing nothing to stem the Company's losses or promote shareholder value. At the same time, management has rejected out-of-hand serious offers to acquire the Company at a premium of more than 25% over the prior market price, and is refusing to even communicate with the Company's two largest stockholders.

        Moreover, three weeks ago we requested that all Liquid Audio stockholders be given an immediate opportunity to vote as a group to fill the long-existing vacancies on the Company's Board of Directors. Instead of permitting the Company's stockholders to exercise their franchise, management reacted to our request by suddenly announcing last Monday that management had privately filled those long-vacant Board seats with its own designees.

        The present situation cannot be good for management or for the Company's public stockholders, who continue to suffer from management's actions. We are writing separately, as concerned stockholders, to pursue our request under Delaware corporate law to inspect certain books and records of the Company. We also urge you once again to seriously and responsibly consider the acquisition proposals that have been presented to the Company, and to schedule a meeting with us promptly to discuss our own acquisition offer as well as other potential alternatives for the Company and its stockholders.

        We look forward to hearing from you soon.

                                            Sincerely,

                                            /s/ Seymour Holtzman
                                            --------------------
                                            Seymour Holtzman
                                            Chairman

                                            /s/ James Mitarotonda
                                            ---------------------
                                            James Mitarotonda
                                            President and Chief Executive
                                            Officer
                                            MUSICMAKER.COM, INC.

        On December 6, 2001, James Mitarotonda met with management of the Company and expressed concerns about the continuing viability of the Company.

        On December 18, 2001, MM Companies sent a letter to Mr. Flynn and Mr. Kearby informing the Company that at the 2002 annual meeting MM Companies intended to nominate certain individuals as directors and to propose certain amendments to the Company's Restated Certificate of Incorporation and Restated By-laws. In addition, MM Companies requested that it be given an opportunity to inspect the stockholder list.

        As a follow-up to its letter of December 18, 2001, MM Companies sent a letter to Mr. Flynn and Mr. Kearby on December 20, 2001 notifying the Company that at the 2002 annual meeting MM Companies intended to propose an amendment to the Company's Restated By-laws increasing the size of the board of directors to ten and to fill the four newly created directorships with designated individuals.

        On February 6, 2002, the Company announced that Silvia Kessel had resigned as a member of the Company's board of directors.

        In response to such announcement, on February 12, 2002 MM Companies sent a letter to the Company's board of directors requesting that the Company schedule the 2002 annual meeting at the earliest possible date.

        On February 22, 2002, MM Companies sent a letter to Mr. Kearby setting forth MM Companies' willingness to acquire the Company at a price of $2.50 per share in cash.

        In light of the Company's failure to schedule an annual meeting and to consider MM Companies' proposal to acquire the Company, on April 4, 2002, MM Companies sent the following letter to the Company's stockholders:

To Stockholders of Liquid Audio, Inc.

        Dear Fellow Stockholder:

        As you may know, musicmaker.com, Inc. and others in our group beneficially own an aggregate of approximately 6.9% of Liquid Audio's outstanding common stock. Together we are the Company's second largest stockholder.

        We have repeatedly written to, and on one occasion met with, members of the Company's management and Board of Directors to express our deep concerns regarding the Company's financial situation and strategic direction. In our correspondence, as well as the one brief meeting to which management consented, we have indicated that we do not believe that management's current plans for the Company are viable. We think it is unlikely that the Company will realize any economic value from the license agreements it is entering into or the expensive litigation it is pursuing to protect technology which it is not able to successfully exploit. In fact, based on the experience of musicmaker's own business under its prior management, we question the business model underlying all of these license agreements and fear that they will yield little or no revenue for the Company.

        We are convinced that the only reasonable path to preserving what value remains for stockholders is a sale of the Company, either to us or, if a more attractive opportunity emerges, to a third party. We also believe that, in all events, it is crucial that the interests of all shareholders be adequately represented on the Company's Board of Directors at the earliest possible time.

        In October 2001, we wrote to the Company to indicate our interest in pursuing a potential acquisition of Liquid Audio at a price we then anticipated could be in the range of $3.00 per share - a premium of more than 25% over the market price at that time. Management eventually responded by rejecting out of hand what we believe was an attractive offer. Unfortunately, we believe the Company's situation has deteriorated further over the past four months.

        Despite this deterioration, and the fact that the Company has lost 95% of its equity market value in the last two years while continuing to deplete cash rapidly under its current operating strategy, we believe that there is still value inherent in the Company. Accordingly, last month we wrote again to the Company to state our willingness to acquire the Company on a negotiated basis, through a merger with an appropriate acquisition entity, for a price of $2.50 per share in cash. This proposal is higher than the current market price of the Company's stock, and would provide the Company's stockholders with an immediate opportunity to realize value from their investment in the Company in excess of any presently available alternative. Once again, however, our proposal has been ignored by management.

        Neither we nor any other potentially interested party can effectively pursue an acquisition proposal by, for example, making a tender offer directly to Liquid Audio's stockholders as long as management retains its so-called "poison pill" or shareholders' rights plan. However, assuming no further acceleration in the Company's deterioration, we are willing to commit to making a tender offer for the Company's stock if management would eliminate the "poison pill" and permit such an offer to proceed.

        In the meantime, it is vital that the interests of all stockholders be recognized at the Board level. We have given notice, in accordance with the Company's by-laws, of stockholder nominations for directors at the Company's 2002 Annual Meeting. We have also requested that management hold that meeting as soon as possible. Last year's annual meeting was held on June 1, and the Company's by-laws require the meeting to be held on the second Tuesday of May unless the Board of Directors has set a different date. In a February 12, 2002 letter to the Board of Directors, we indicated that if management did not commit to an expeditious meeting schedule by February 22, we must take that as a sign that management will attempt to delay holding an annual meeting. From management's continued silence on the subject, we fear the worst.

        We told the Company months ago that we believed time was of the essence in addressing the Company's problems. That is more true than ever now. With every passing day, the Company expends substantial additional cash, the Company's perceived value declines, and the Company's alternatives and prospects are correspondingly reduced. The time for action has come.

        Management's apparent indifference to stockholders - the real owners of the Company - is deeply disturbing. For two successive quarterly conference calls with the investor community management has ignored prevailing business practice and refused to accept questions. Management does not return phone calls or e-mails. Management's ownership interest in the Company, meanwhile, is minimal. It is your investment and our investment as stockholders that is at risk. Where management seems to lack both the will and the economic incentive to act, then we believe all stockholders must become more involved, and be prepared to protect their own interests through participation on the Board of Directors.

        We believe the Company's public stockholders risk additional substantial losses if management continues to deplete cash, at a rate of approximately $5.5 million per quarter, while refusing to either discuss serious offers to acquire the Company at a premium or consider any other potential alternative to maximize value for the Company and its stockholders. Management has adopted an "ostrich strategy" of sticking its head in the sand, ignoring the realities facing the Company and hoping no one will notice. We notice, and we hope other stockholders will notice as well when they focus on the facts.

        In your own best interests, we urge you to make your views known to management now. If you agree with us, let them know that stockholders will not tolerate a delay in this year's crucial annual meeting. Let them know that stockholders want the opportunity to consider and accept or reject for themselves a cash offer for their shares. We understand that Mr. Kearby and the other senior officers and directors of the Company may be contacted as follows:

        Gerald W. Kearby, President & Chief Executive Officer
        Liquid Audio, Inc.
        800 Chesapeake Drive
        Redwood City, California 94063
        (650) 549-2000

        Robert Flynn, Senior Vice President Business Development
        Liquid Audio, Inc.
        800 Chesapeake Drive
        Redwood City, California 94063
        (650) 549-2000

        Raymond A. Doig, President
        EMV Partners Corporation
        c/o Liquid Audio, Inc.
        800 Chesapeake Drive
        Redwood City, California 94063

        Stephen V. Imbler, President and Chief Financial Officer
        Hyperion Solutions Corporation
        1344 Crossman Avenue
        Sunnydale, California 94089
        (408) 744-9500

        Ann L. Winblad
        Hummer Winblad Venture Partners
        2 South Park, 2nd Floor
        San Francisco, California 94109
        (415) 979-9600

        If you have any questions or comments, please call me at (212) 974-5701 or write to me via e-mail at jmitarotonda@barington.com.

                                          Very truly yours,

                                          /s/ James A. Mitarotonda
                                          ------------------------
                                          James A. Mitarotonda
                                          President and Chief Executive Officer

        On May 3, 2002, MM Companies filed a lawsuit against the Company in the Court of Chancery in the State of Delaware to compel the Company to hold its 2002 annual meeting and to require the Company to accept the nominations for directors and other proposals previously submitted by MM Companies.

        On May 15, 2002, MM Companies sent the following letter to Mr. Flynn, Mr. Kearby and the board of directors of the Company:

Gentlemen:

        We understand that Liquid Audio, Inc. has set July 1, 2002 as the date for its 2002 Annual Meeting of Stockholders. Accordingly, we will suspend our lawsuit to compel a meeting, which is currently pending against the Company in Delaware Chancery Court.

        As you are aware, on December 18, 2001 and December 20, 2001, we notified the Company of our intention to nominate certain individuals as directors of the Company and to present certain proposals at the 2002 Annual Meeting. For the avoidance of any doubt, we reaffirm our intention to nominate the named persons and to present our proposals, as set forth in our prior correspondence (copies of which are attached), except for the following. We will not be presenting our proposals to amend the Company's Restated Certificate of Incorporation and to rescind the Company's "shareholder rights plan." While we continue to believe that these actions are essential for the Company, we intend to focus our campaign on the key issue facing the stockholder electorate -- installing management that is guided by the interests of stockholders and not an unattainable business (or should we say "non-business") plan.

        As we have previously indicated to you, we and other stockholders who have contacted us to express their views are deeply concerned about the ongoing depletion of the Company's cash and the other critical issues facing the Company. We expect that between now and the 2002 Annual Meeting the Company's board of directors and its management will take no action that will prejudice the rights of stockholders, including entering into any transaction to buy or sell the Company or any material amount of its assets or taking action that would deplete the Company's already dwindling cash supply. On the contrary, we demand that, even in advance of the Annual Meeting, management close down the Company's money losing operations and arrest the Company's senseless cash drain.

        We also advise you that we will hold the current board and management strictly accountable for any action taken in advance of the Annual Meeting that would effectively thwart the exercise of the right of the stockholder electorate to choose directors who will be responsive to the public owners of the Company and who will be guided first and foremost by their interests.

                                              Very truly yours,
                                              musicmaker.com, Inc.

                                              By: /s/ James A. Mitarotonda
                                                  ------------------------
                                                  James A. Mitarotonda
                                                  President and Chief Executive
                                                  Officer

        On May 15, 2002, based on the Company's public announcement that the Company's 2002 annual meeting was scheduled to be held on July 1, 2002, MM Companies suspended its lawsuit to compel a meeting.

        On May 30, 2002, MM Companies sent a letter to Mr. Flynn, Mr. Kearby and the board of directors of the Company, in which it expressed its concern that the Company had filed a proxy statement with the SEC on May 28, 2002 without disclosing the MM Companies group's proposed solicitation of proxies in connection with the Company's 2002 annual meeting. In such letter, MM Companies noted that such failure constituted a significant omission and demanded that the Company not mail its proxy materials to stockholders without correcting its materials to accurately disclose the proxy contest to stockholders.

        On May 30, 2002, MM Companies filed a lawsuit against the Company in the Court of Chancery in the State of Delaware pursuant to Section 220(b) of the Delaware General Corporation Law to compel the Company to permit MM Companies to inspect and make copies of a complete list of the Company's stockholders and related materials. On June 5, 2002, the Company provided to MM Companies a list of the Company's stockholders.

        On June 13, 2002, the Company issued a press release announcing that it had signed a definitive merger agreement with Alliance Entertainment and that the Company had postponed its 2002 annual meeting scheduled for July 1, 2002. In response to the Company's public announcement, on June 13, 2002, MM Companies sent a letter to Mr. Kearby and the board of directors of the Company, expressing its dissatisfaction with the Company's proposed merger with Alliance Entertainment and advising the Company to proceed with its 2002 annual meeting on July 1, 2002.

        On June 14, 2002, MM Companies amended its existing complaint against the Company filed in the Court of Chancery in the State of Delaware pursuant to
Section 211 of the Delaware General Law to seek an order to compel the Company to hold its 2002 annual meeting on July 1, 2002 and filed a motion with the Court of Chancery of the State of Delaware for expedited proceedings with respect to such pending action. On such date, MM Companies also sent the following letter to Eric Weisman, President and Chief Executive Officer of Alliance Entertainment:

Dear Mr. Weisman:

           Your company, Alliance Entertainment, has purported to enter into an agreement for the acquisition of a majority interest in Liquid Audio, Inc. through a merger transaction. Well before you and Liquid Audio announced the agreement yesterday, musicmaker.com, Inc. and other members of its group announced and then commenced a proxy solicitation for election of directors of Liquid Audio and control of its board at an annual meeting of stockholders scheduled for July 1, 2002. We also publicly cautioned Liquid Audio not to enter into any agreement or take other action that would commit Liquid Audio to a major corporate transaction in advance of the stockholders meeting. You undoubtedly knew both of our solicitation and our cautionary notice to the company at the time you and Liquid Audio purported to execute your agreement.

        You should have known as well that Wilson, Sonsini, Goodrich & Rosati, who represented Liquid Audio in its negotiations with Alliance Entertainment, has represented and continues to represent musicmaker.com. In our view Wilson Sonsini's representation of Liquid Audio in the circumstances is adverse to the interests of musicmaker.com and a violation of applicable principles of professional conduct. We have so informed Wilson Sonsini, and this should have been apparent to you as well.

        We note further that the breakup fee provisions of your purported agreement unconscionably seek to penalize Liquid Audio stockholders for exercising their rights to reject your transaction and a properly constituted board of Liquid Audio for exercising its fiduciary duties to do the same.

        We therefore inform you that we do not regard your agreement with Liquid Audio as binding on the company and we will conduct ourselves accordingly.

                                          Very truly yours,

                                          /s/ James Mitarotonda
                                          ---------------------
                                          James Mitarotonda
                                          President and Chief Executive Officer

        On June 14, 2002, MM Companies sent the following letter to Ann Winblad, a member of the Company's board of directors:

Dear Ms. Winblad:

        The reason I am writing to you is that telephonic and written communications to Mr. Kearby have been fruitless because Mr. Kearby has failed to respond.

        Although shareholders do not have the specific financial information regarding the proposed transaction with Alliance Entertainment Corp., many respected individuals in the industry have indicated that Alliance is involved in an industry that operates on very thin margins, which makes profitability very difficult. As you may be aware, Alliance filed bankruptcy in 1997, and was then acquired by Yucaipa Companies in 1998. Furthermore, Yucaipa gave Alliance an additional $25 million in November 2000, to fund its digital properties.

        Why would a company with $600 million in revenues in its most recent fiscal year merge with Liquid Audio, who only had revenues of $136,000 in the most recent quarter? I would speculate that Yucaipa's interest in Liquid Audio is for the approximate $85 million in cash that Liquid Audio has in the bank. I also suspect that Alliance has a substantial amount of debt, and desperately needs a cash infusion to continue to operate its business.

        The proposed transaction has onerous and ridiculous breakup fees, which in my opinion, are clearly designed to entrench Liquid Audio's current management and permit Mr. Kearby to maintain his position with the company and continue wasting corporate assets. The inclusion of a provision to pay Alliance an additional $750,000 if the Company decides to liquidate within six months if the transaction is not approved by shareholders is unconscionable.

        I am sure you realize the anger Liquid Audio's shareholders have toward management and the Board of Directors, as they have lost hundreds of millions of dollars in market value. We have received numerous calls from large and small shareholders who are outraged and disgusted with the shabby treatment they have received from the management of the Company.

        It seems to me that as a venture capitalist you would require the management of the Company to be sensitive to shareholder concerns, especially as the Company lost over $37 million last year, and had a cash burn in the recent quarter of $5 million.

        The Company did not announce or hold its 2002 Annual Meeting of Stockholders on a timely basis and has wasted substantial sums of money in an effort to frustrate and thwart the shareholder process. I respectfully request that you and your fellow directors permit the Annual Meeting of Shareholders to occur on Monday, July 1, 2002, as the Company had originally scheduled. The Company has already spent the money for this meeting and filed its preliminary proxy with the Securities and Exchange Commission.

        I sincerely believe that two substantial outside directors, such as James Mitarotonda and myself, would provide shareholders an avenue in which to express their views. The Company needs input from "truly independent directors."

        In the investment banking industry, your reputation should be sacred. In my opinion, you have done yourself and your firm a great disservice by permitting yourself to be involved in the wasteful acts carried out by management and the Board of Directors of Liquid Audio, Inc. How could you in good conscience allow the Company to potentially pay up to $3 million in breakup fees, when you know the shareholders want the Company to liquidate its assets?

        The shareholders spoke clearly yesterday when the stock dropped by 10% and traded more than three times its normal volume.

        If you would like to discuss this matter, I can be reached at (570) 822-6277, ext. 23.

                                                   Sincerely,

                                                   /s/ Seymour Holtzman
                                                   --------------------
                                                   Seymour Holtzman
                                                   Chairman of the Board

        On June 20, 2002, the Court of Chancery in the State of Delaware entered an order setting a trial date of July 15, 2002 on the motion of MM Companies to require the Company to hold its 2002 annual meeting.

        On July 15, 2002, the Court of Chancery in the State of Delaware ordered that the Company's 2002 annual meeting be held on September 26, 2002 and that the record date for determining those stockholders entitled to vote at the 2002 annual meeting be August 12, 2002.

        Also on July 15, 2002, the Company issued a press release announcing that it had modified certain terms of its previously announced merger with Alliance Entertainment. The Company indicated that pursuant to the terms of such amended agreement, the Company intended to conduct a self-tender offer for 10,000,000 shares of common stock at $3.00 per share and that after the merger Alliance Entertainment stockholders would own 74% of the combined enterprise. In addition, the Company announced that it had approved an amendment to the Company's existing stockholder rights plan to reduce the triggering threshold from 15% beneficial stock ownership to 10% beneficial stock ownership.

        In response to the Company's announcement, on July 16, 2002, MM Companies sent the following letter to Mr. Kearby, Mr. Flynn and the board of directors of the Company:

Gentlemen:

               Liquid Audio, Inc.'s new proposal of a merger with Alliance Entertainment combined with a self-tender offer to acquire 10 million shares of the Company's stock at $3.00 per share does not cure our fundamental objections. As I am sure you know, the record business is in a shambles with the likelihood that it will get worse before it gets better. In view of these circumstances, we are categorically opposed to this transaction.

               If the Company's management is serious about enhancing shareholder value, we believe the Company should distribute $3.00 per share to ALL of Liquid Audio's shareholders. Thereafter, a determination can be made with the remaining cash in the corporation to either make a further distribution, or to retain a moderate amount of cash and fold it into a viable business. Furthermore, this is a matter that the shareholders should ultimately decide.

               We vigorously protest the Board of Directors' decision to amend the Company's preferred stock rights agreement - the poison pill - to reduce the triggering threshold from beneficial ownership of 15% of Liquid Audio's outstanding shares to beneficial ownership of 10%. The Board's conduct is unconscionable and, in our opinion, may constitute a breach of their fiduciary duties.

          Your immediate response to this letter would be appreciated.

/s/ Seymour Holtzman                               /s/ James Mitarotonda
--------------------                               ---------------------
Seymour Holtzman                                   James Mitarotonda
Chairman                                           President & CEO

        On July 23, 2002, MM Companies filed a lawsuit against the Company, its board of directors and Alliance Entertainment in the Court of Chancery in the State of Delaware seeking injunctive and other relief with respect to the consummation of the proposed merger between the Company and Alliance Entertainment, the effectuation and enforcement of the merger agreement between the Company and Alliance Entertainment, the consummation of the Company's proposed self-tender offer, the reduction of the "trigger" of the Company's stockholder rights plan and the effectuation and enforcement of the Company's stockholder rights plan to the extent that it interferes with the exercise by the Company's stockholders of their right to vote. In connection with such action, MM Companies filed motions for expedited proceedings and for a preliminary injunction.

        On July 23, 2002, the Company filed with the SEC a registration statement on Form S-4 for the proposed issuance of common stock to the stockholders of Alliance Entertainment in connection with the merger transaction with Alliance Entertainment approved by the Company's board of directors which registration statement included the Company's preliminary proxy materials.

        On July 31, 2002, MM Companies sent a letter to the Court of Chancery in the State of Delaware withdrawing its motions for injunctive relief and expedited proceedings in the pending litigation. In such letter, MM Companies indicated that it intended to amend its existing complaint against the Company, its board of directors and Alliance Entertainment.

        On August 2, 2002, MM Companies issued a press release confirming that it is continuing its pending lawsuit against the Company, its board of directors and Alliance Entertainment.

        On August 20, 2002, the Company filed an action against MM Companies and Steel Partners II, L.P. in the United States District Court in the Southern District of New York seeking, among other things, injunctive and other relief to restrain and enjoin MM Companies from conducting further solicitation of proxies of the Company's stockholders. On such date, the Company also filed with the court a motion seeking, among other things, a preliminary injunction enjoining MM Companies from conducting the solicitation of proxies described in the preceding sentence. A hearing with respect to the Company's motion was set for September 5, 2002

        In response to the filing of the action by the Company, on August 22, 2002, MM Companies issued the following press release:

MM Companies, Inc. Responds to Liquid Audio, Inc. Lawsuit

NEW YORK, Aug. 22 / -- The following was issued today by MM Companies, Inc. (OTC Bulletin

Board: MMCO):

We are very disappointed to find that Liquid Audio's management is once again attempting to impede the stockholder meeting process which we have tried for months to set in motion. The lawsuit Liquid Audio management filed yesterday appears to us to be another effort to deny Liquid Audio shareholders a fair chance, finally, to have a voice in the future of their company. We believe that management's motion in court for a preliminary injunction against our solicitation of votes in opposition to management at the September 26 Annual Meeting is without merit, and we will contest it vigorously.

Over the past ten months, Liquid Audio management has rejected out of hand our repeated proposals to acquire ownership of Liquid Audio, our requests to add directors to the Board and our demands for a stockholder meeting. We had to go to Delaware court to force the 2002 Annual Meeting to be scheduled, only to find that after finally scheduling a meeting for July 1, management maneuvered to delay the meeting still further, until September 26.

Now, with the meeting finally approaching, management has turned to other tactics. Their eleventh-hour lawsuit is based principally on Investment Company Act matters we ourselves publicly discussed in our 2001 Annual Report, and they now purport to seek expedited relief from the court with respect to proxy material which we first publicly filed with the SEC in May and last supplemented in a further filing two weeks ago.

Our position is simple -- Liquid Audio's future should be decided by its shareholders on the basis of full and fair disclosure of the matters material to their decision, and the shareholders should be permitted to vote now.

        On August 23, 2002, the Company requested that the court issue a temporary restraining order against MM Companies and Steel Partners II, L.P., prohibiting MM Companies and Steel Partners II, L.P. from soliciting proxies of the Company's stockholders pending the hearing on September 5, 2002. On August 26, 2002, after hearing oral arguments from all parties, the court denied the Company's request for such an order.

        Earlier, on August 22, 2002, MM Companies sent a letter to each of Raymond Doig, Stephen Imbler and Ann Winblad, members of the board of directors of the Company, in which, among other things, it urged these non-management board members to reconsider their support of the Company's business strategy and the proposed merger with Alliance Entertainment Corp.

        On August 23, 2002, the Company announced that it had amended its By-laws to increase the size of the board of directors from five to seven members and had elected James D. Somes and Judith N. Frank to the Company's board of directors.

        In response to this announcement, on August 26, 2002, MM Companies filed an action against the members of the board of directors of the Company and the Company in the Delaware Court of Chancery seeking, among other things, injunctive and other equitable relief to invalidate the decision of the director defendants to amend the Company's By-laws which increased the size of the board of directors from five to seven members; to invalidate the decision of the director defendants to appoint two additional members of the board of directors of the Company; and preliminarily and permanently enjoining the Company and the director defendants from changing the size of the Company's board of directors until the results of the election of board members at the 2002 annual meeting is calculated and certified. A hearing with respect to this action has been set for October 21, 2002.

        On August 27, 2002, MM Companies sent the following letter to the board of directors and the Secretary of the Company:

Gentlemen and Ladies:

                We were outraged to learn that, on the eve of the long-delayed 2002 annual meeting of Liquid Audio shareholders, the board of directors of the Company has purported to expand the size of the board from five to seven directors and to appoint two new directors for terms expiring in 2003 and 2004.

               This further attempt by management to manipulate the corporate machinery to its own advantage is an insult to the shareholders, who will finally have a choice in the future of their company at next month's meeting. The Company's board has consisted of five members for at least ten months. Last year, our group's request for two seats on the Company's board was summarily rejected. Under the management-supported Alliance Entertainment merger--which we continue to oppose--Liquid Audio's representation on the surviving company board would be reduced to three directors. Why the sudden rush to expand the board now, with directors who under management's plan for the Company would serve only six weeks?

               We think the answer is self-evident. The purpose of expanding the board at this time, behind closed doors and without shareholder consent, can only be to entrench management, disadvantage our group's proxy contest and further compromise the rights of shareholders to elect representatives of their choice to direct the destiny of their company.

               Accordingly, we believe the board's action has no legitimate corporate purpose and flies in the face of settled principles of Delaware law. We have commenced a challenge to the board's action in Delaware court, which we intend to vigorously pursue.

               We are confident in our position that the court should invalidate management's unconscionable board expansion gambit. However, if the action of the board is for any reason not rescinded or invalidated, we inform the Company that we are making a conforming change in our long-standing proposal to expand the size of the board, for presentation to shareholders at the upcoming annual meeting. Our proposal will be to increase the size of the board by four directors in addition to the directors in office at the time of the meeting. If the Company persists in maintaining that the number of incumbent directors is now seven, our proposal is to increase the size of the board to 11. If the size of the board reverts, as it should, to five, our proposal will revert to increasing the size of the board to 9. In all other respects, our proposals for the upcoming annual meeting remain unchanged, including the number and identity of our nominees for election as director.

               Finally, we indignantly note the continuing waste of corporate assets resulting from management's "no-holds-barred, fight-at-all-costs" strategy in the pending proxy contest. We demand public disclosure of all costs that management is incurring for these purposes and hold management strictly accountable for the accelerating depletion of the Company's cash.

                                             Very truly yours,

                                            /s/ James Mitarotonda
                                            ---------------------
                                            James Mitarotonda

        On August 28, 2002, the Company filed with the SEC preliminary proxy materials with respect to the 2002 annual meeting. Such materials do not provide for the solicitation of proxies by the Company with respect to the merger related proposal.

        On August 29, 2002, the Company issued a press release relating to the lawsuit filed by MM Companies against Liquid Audio and its board of directors on August 26, 2002 in the Court of Chancery in the State of Delaware.

        In response to such press release, on September 4, 2002 MM Companies issued the following press release:

Court Grants MM Companies, Inc. Motion for Expedited Proceeding

NEW YORK, Sept. 4 -- MM Companies, Inc. (OTC Bulletin Board: MMCO) believes that the August 29, 2002 press release by Liquid Audio, Inc.'s management incorrectly describes action taken by the Delaware court in MM Companies' pending litigation, and is misleading to shareholders.

On August 26, 2002, MM Companies went to Delaware court to protect the franchise of Liquid Audio, Inc.'s public shareholders by challenging management's attempt to expand the size of the board of directors on the eve of the long-delayed annual shareholders meeting. MM Companies believes that management's last-minute attempt to add two new directors, who will not be subject to a shareholder vote at the meeting, is a further effort to disadvantage MM Companies' proxy contest and impede shareholder democracy, and MM Companies has sued to invalidate management's actions.

Management's August 29 press release inaccurately suggested that the court had denied a motion by MM Companies for a hearing in this matter. That is not the case.

In fact, the court granted MM Companies' request for an expedited hearing in MM Companies' lawsuit. And, while the court's schedule did not permit a hearing to occur prior to the September 26, 2002 meeting date, the court indicated that there is a question as to the legality of management's conduct, and scheduled a trial to be held on October 21, 2002 (the earliest date that the court had available) to determine whether management's purported expansion of the size of the board of directors should be invalidated.

        On September 5, 2002, a hearing was held in the United States District Court for the Southern District of New York with respect to the Company's pending motion filed in connection with the action instituted by the Company against MM Companies and Steel Partners II, L.P. At the conclusion of the hearing, the Court reserved decision on the Company's motion.

                       CERTAIN OTHER INFORMATION REGARDING
                         THE MM COMPANIES GROUP NOMINEES

        Set forth below are the name, age, business address, present principal occupation, employment history and directorships of each of the MM Companies group's nominees for at least the past five years. This information has been furnished to the MM Companies group by the respective MM Companies group nominees. Each of the MM Companies group nominees has consented to serve as a director of the Company. Each of the MM Companies group nominees is at least 18 years of age. None of the entities referenced below is a parent or subsidiary of the Company.


                                                  Present Principal Occupation, Five Year
Name, Age and Business Address                    Employment History and Directorships
-------------------------------------------------------------------------------------------------
Jesse H. Choper, 64                               Mr. Choper has been the Earl Warren Professor
University of California at Berkeley              of Public Law at the University of California
School of Law                                     at Berkeley School of Law since 1965.
Berkeley, California 94720                        Professor Choper was the Dean of the Law
                                                  School from 1982 to 1992. In 1996, he was a
                                                  visiting Professor at Harvard Law School,
                                                  University of Milan in Italy Law School and
                                                  Universidad Autonoma in Barcelona, Spain. From
                                                  1960 to 1961, Professor Choper was a law clerk
                                                  for Chief Justice Earl Warren. Mr. Choper is a
                                                  member of the board of directors of Casual
                                                  Male Retail Group, Inc. (formerly known as
                                                  Designs, Inc.) (NASDAQ:CMRG) and MM Companies,
                                                  Inc. (OTCBB:MMCO).

William J. Fox, 45                                Mr. Fox is Chairman, President and Chief
c/o Arcade Marketing Inc.                         Executive Officer of Arcade Marketing Inc., a
120 East 56th Street                              company which specializes in consumer product
Suite 1200                                        multi-sensory marketing sample systems and
New York, New York 10022                          related consumer communication printing. Mr.
                                                  Fox was President, Strategic and Corporate
                                                  Development of Revlon Worldwide, Senior
                                                  Executive Vice President of Revlon, Inc. and
                                                  Revlon Consumer Products Corporation ("RCPC")
                                                  (collectively, "Revlon") and Chief Executive
                                                  Officer, Revlon Technologies, a division of
                                                  Revlon, from January 1998 through January
                                                  1999. He was Executive Vice President from
                                                  1991 through January 1997 and Senior Executive
                                                  Vice President from January 1997 through
                                                  January 1999 and Chief Financial Officer of
                                                  Revlon from 1991 to 1997. Mr. Fox served as a
                                                  director from November 1995 of Revlon, Inc.
                                                  and from September 1994 of RCPC, until April
                                                  1999. He was Senior Vice President of
                                                  MacAndrews and Forbes Holding Inc., the
                                                  indirect majority shareholder of Revlon, from
                                                  August 1990 through January 1999. Mr. Fox
                                                  currently serves as a director, Co-Chairman of
                                                  the board and Chairman of the Audit Committee
                                                  of Loehmanns Holdings Inc. (OTCBB:LHMS.OB).
                                                  Mr. Fox also is a member of the board of
                                                  directors of the

                                               30


                                                  Fragrance Foundation, the Executive Board of
                                                  the Dwight Englewood School, the Executive
                                                  Board of the Federal Drug Agents Foundation
                                                  and the Advisory Board of the Hope & Hero's
                                                  Children's Cancer Fund at Columbia University
                                                  NY Presbyterian Medical Center.

Seymour Holtzman, 66                              Mr. Holtzman has been involved in the retail
100 North Wilkes Barre Blvd.                      business for over 30 years.  For many years
4th Floor                                         he has been the President and Chief Executive
Wilkes Barre, Pennsylvania 18702                  Officer of Jewelcor, Inc., a former New York
                                                  Stock Exchange company that operated a chain
                                                  of retail stores.  From 1986 to 1988, Mr.
                                                  Holtzman was the Chairman of the Board and
                                                  the Chief Executive Officer of Gruen
                                                  Marketing Corporation, an American Stock
                                                  Exchange company involved in the nationwide
                                                  distribution of watches.  For at least the
                                                  last five years, Mr. Holtzman has served as
                                                  Chairman and Chief Executive Officer of each
                                                  of Jewelcor Management, Inc., a company
                                                  primarily involved in investment and
                                                  management services; C.D. Peacock, Inc., a
                                                  Chicago, Illinois retail jewelry
                                                  establishment; and S.A. Peck & Company, a
                                                  retail and mail order jewelry company based
                                                  in Chicago, Illinois.  Mr. Holtzman is
                                                  currently the Chairman of the Board of two
                                                  publicly traded companies: Casual Male Retail
                                                  Group, Inc. (formerly known as Designs, Inc.)
                                                  (NASDAQ:CMRG) and MM Companies, Inc.
                                                  (OTCBB:MMCO).  Mr. Holtzman is a former
                                                  Chairman of the Board and a current director
                                                  of Little Switzerland, Inc. (OTCBB:LSVI), a
                                                  leading jewelry retailer in the Caribbean,
                                                  Alaska and Key West, Florida.  Mr. Holtzman
                                                  is a well-known shareholder activist who
                                                  specializes in the banking industry and the
                                                  retail industry.

James A. Mitarotonda, 48                          Mr. Mitarotonda is Chairman of the Board,
c/o Barington Capital Group, L.P.                 President and Chief Executive Officer of
888 Seventh Avenue                                Barington Capital Group, L.P., an investment
17th Floor                                        firm which he co-founded in November 1991.
New York, New York 10019                          Mr. Mitarotonda is also President and Chief
                                                  Executive Officer of Barington Companies
                                                  Investors, LLC, the general partner of

                                               31


                                                  Barington Companies Equity Partners, L.P., a
                                                  small capitalization value fund which seeks
                                                  to be actively involved with its portfolio
                                                  companies in order to enhance shareholder
                                                  value.  Mr. Mitarotonda is also President,
                                                  Chief Executive Officer and a director of MM
                                                  Companies, Inc. (OTCBB:MMCO).   In May 1988,
                                                  Mr. Mitarotonda co-founded Commonwealth
                                                  Associates, an investment banking, brokerage
                                                  and securities trading firm.  Mr. Mitarotonda
                                                  served as Chairman of the Board and Co-Chief
                                                  Executive Officer of JMJ Management Company
                                                  Inc., the general partner of Commonwealth
                                                  Associates.  From December 1984 to May 1988,
                                                  Mr. Mitarotonda was employed as Senior Vice
                                                  President/Investments by D.H. Blair & Co., an
                                                  investment bank, brokerage and securities
                                                  trading firm focused on micro-capitalization
                                                  companies.  From July 1981 to November 1984,
                                                  Mr. Mitarotonda was employed by Citibank,
                                                  N.A. with management responsibility for two
                                                  of Citibank's business banking branches and
                                                  became Regional Director of Citibank's Home
                                                  Equity Financing and Credit Services.  Mr.
                                                  Mitarotonda is a member of the Alumni
                                                  Advisory Council of New York University's
                                                  Stern School of Business and is a member of
                                                  the Executive Committee and Co-Chairman of
                                                  Membership of the Gotham Chapter of the Young
                                                  President's Organization.  He graduated from
                                                  Queens College with a BA honors degree in
                                                  economics and with an MBA from New York
                                                  University's Graduate School of Business
                                                  Administration (now known as the Stern School
                                                  of Business).

Joseph R. Wright, Jr., 63                         Mr. Wright is President and Chief Executive
c/o PanAmSat Corp.                                Officer of PanAmSat Corp. (NASDAQ:SPOT), a
20 Westport Road                                  public company that provides global video and
Wilton, Connecticut 06897                         data broadcasting services via satellite.
                                                  Mr. Wright is also Vice Chairman of Terremark
                                                  Worldwide Inc. (AMEX:TWW), a public company
                                                  that develops and operates Network Access
                                                  Point (NAP) telecommunications data centers
                                                  in the U.S. and internationally.  From 1995
                                                  to May

                                               32


                                                  2000, Mr. Wright was Chairman, CEO and
                                                  Director of AmTec, Inc., a public company
                                                  providing telecommunications and Internet
                                                  services to and from the U.S. and the Far
                                                  East, which merged with Terremark Holdings,
                                                  Inc. From 1996 to May 2000, Mr. Wright was
                                                  Chairman and Director of GRC International,
                                                  Inc., a public information technology company
                                                  which was sold to AT&T. From 1989 to 1994, Mr.
                                                  Wright was Vice Chairman, EVP and Director of
                                                  W. R. Grace & Company, Chairman and Director
                                                  of Grace Energy Company, and President of
                                                  Grace Environmental Company. Prior to his
                                                  tenure at Grace, he was Deputy Director then
                                                  Director of the Federal Office of Management
                                                  and Budget (OMB) under President Reagan,
                                                  serving in the Cabinet and the Executive
                                                  Office of the President from 1982 to 1989. He
                                                  was Deputy Secretary of the Department of
                                                  Commerce, with oversight of the International
                                                  Trade Administration, from 1981 to 1982 and
                                                  later was on the President's Export Council as
                                                  Chairman of the Export Control Subcommittee.
                                                  Prior to the 1980s, Mr. Wright was President
                                                  of Citicorp Retail Services and Retail
                                                  Consumer Services, credit card subsidiaries of
                                                  Citibank, N.A., following positions in the
                                                  Departments of Commerce and Agriculture in
                                                  various management and economic roles,
                                                  including acting Assistant Secretary for
                                                  Economic Affairs. He began his career at Booz,
                                                  Allen and Hamilton, Inc. Mr. Wright is
                                                  Chairman of the Advisory Board of Barington
                                                  Companies Equity Partners, L.P. Mr. Wright
                                                  also currently serves on the board of
                                                  directors of PanAmSat Corp., Titan
                                                  Corporation, Baker & Taylor, Verso
                                                  Technologies, Inc., Jefferson Consulting
                                                  Group, RealMed and Fairmarket, Inc.
                                                  (NASDAQ:FAIM) and the AT&T Washington Advisory
                                                  Board.

Thomas E. Constance, 65                           Mr. Constance is Chairman of the law firm of
Chairman                                          Kramer Levin Naftalis & Frankel LLP in New
Kramer Levin Naftalis & Frankel LLP               York City.  Prior to joining Kramer Levin,
919 Third Avenue                                  Mr. Constance was formerly Chairman of Shea &

                                               33



New York, New York  10022                         Gould, a New York City based law firm.  He
                                                  serves as a director of St. Vincent's
                                                  Services Inc. and MD Sass Foundation.  He
                                                  also is a director of Uniroyal Technologies,
                                                  Inc., Kroll, Inc. and Siga  Technologies,
                                                  Inc. and a member of the advisory board of
                                                  Barington Companies Equity Partners, L.P.


        The number of shares of the Company's common stock beneficially owned and percentage beneficial ownership of each of the MM Companies group nominees as of the date of this Proxy Statement are as follows:

MM Companies group Nominee         Number of Shares                Percentage
                                   Beneficially Owned (1) (2)      Ownership (3)
----------------------------       --------------------------      -------------
Jesse H. Choper                                 0                       0%
Thomas E. Constance                             0                       0%
William J. Fox                                  0                       0%
Seymour Holtzman                    1,131,400(4)(6)                    4.1%
James A. Mitarotonda                1,003,100(5)(6)                    4.4%
Joseph R. Wright, Jr.                           0                       0%
                                   --------------------------      -------------
Total                               1,478,600(7)                       6.5%


        --------------------

    (1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

    (2) Under the rules of the SEC, the MM Companies group nominees may be deemed to be members of a group and, as a result, each MM Companies group nominee may be deemed to beneficially own shares of common stock beneficially owned by each of the other MM Companies group nominees. Each of the MM Companies group nominees disclaims beneficial ownership of the shares of common stock beneficially owned by any of the other MM Companies group nominees.

    (3) Calculated based on 22,745,624 shares of common stock outstanding as of August 12, 2002 as reported in the Company's proxy materials filed with the SEC on August 28, 2002.

    (4) Includes 475,500 shares of common stock owned by Jewelcor Management, Inc. Mr. Holtzman is the Chairman and Chief Executive Officer of Jewelcor Management, Inc. and has shared voting and dispositive power with respect to the 475,500 shares of common stock owned by Jewelcor Management, Inc.

    (5) Includes 339,200 shares of common stock owned by Barington Companies Equity Partners, L.P. and 8,000 shares of common stock owned by Domrose Sons Partnership. Mr. Mitarotonda is the Managing Member of the general partner of Barington Companies Equity Partners, L.P. and has sole voting and dispositive power with respect to the 339,200 shares of common stock owned by Barington Companies Equity Partners, L.P. Mr. Mitarotonda is a partner of Domrose Sons Partnership and has shared voting and dispositive power with respect to the 8,000 shares of common stock owned by Domrose Sons Partnership.

    (6) Includes 655,900 shares owned by MM Companies, of which Mr. Holtzman is the Chairman of the Board and Mr. Mitarotonda is President and Chief Executive Officer.

    (7) Consists of 655,900 shares owned by MM Companies, 475,500 shares of common stock owned by Jewelcor Management, Inc., 339,200 shares of common stock owned by Barington Companies Equity Partners, L.P. and 8,000 shares of common stock owned by Domrose Sons Partnership.

        None of the MM Companies group nominees is employed by the Company. All of the MM Companies group nominees are citizens of the United States.

        Except as set forth in this Proxy Statement or in the Annexes hereto, to the best knowledge of the MM Companies group, none of the MM Companies group, any of the persons participating in this Proxy Solicitation on behalf of the MM Companies group, the MM Companies group nominees and, with respect to items (i),
(vii) and (viii) of this paragraph, any associate (within the meaning of Rule 14a-1 of the Securities Exchange Act of 1934) of the foregoing persons (i) owns beneficially, directly or indirectly, any securities of the Company, (ii) owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company, (iii) owns any securities of the Company of record but not beneficially, (iv) has purchased or sold any securities of the Company within the past two years, (v) has incurred indebtedness for the purpose of acquiring or holding securities of the Company, (vi) is or has within the past year been a party to any contract, arrangement or understanding with respect to any securities of the Company, (vii) since the beginning of the Company's last fiscal year has been indebted to the Company or any of its subsidiaries in excess of $60,000 or (viii) has any arrangement or understanding with respect to future employment by the Company or with respect to any future transactions to which the Company or any of its affiliates will or may be a party. In addition, except as set forth in this Proxy Statement or in the Annexes hereto, to the best knowledge of the MM Companies group, none of the MM Companies group, any of the persons participating in this Proxy Solicitation on behalf of the MM Companies group, the MM Companies group nominees and any associates of the foregoing persons, has had or is to have a direct or indirect material interest in any transaction or proposed transaction with the Company in which the amount involved exceeds $60,000, since the beginning of the Company's last fiscal year.

        Except as set forth in this Proxy Statement or in the Annexes hereto, to the best knowledge of the MM Companies group, none of the MM Companies group nominees, since the beginning of the Company's last fiscal year, has been affiliated with (i) any entity that made or received, or during the Company's current fiscal year proposes to make or receive, payments to or from the Company or its subsidiaries for property or services in excess of five percent of either the Company's or such entity's consolidated gross revenues for its last full fiscal year, or (ii) any entity to which the Company or its subsidiaries were indebted at the end of the Company's last full fiscal year in an aggregate amount exceeding five percent of the Company's total consolidated assets at the end of such year. None of the MM Companies group nominees is or during the Company's last fiscal year has been affiliated with any law or investment banking firm that has performed or proposes to perform services for the Company.

        To the best knowledge of the MM Companies group, none of the corporations or organizations in which the MM Companies group nominees have conducted their principal occupation or employment was a parent, subsidiary or other affiliate of the Company, and the MM Companies group nominees do not hold any position or office with the Company or have any family relationship with any executive officer or director of the Company or have been involved in any proceedings, legal or otherwise, of the type required to be disclosed by the rules governing this solicitation.

        The MM Companies group has agreed to indemnify each of the MM Companies group nominees against certain liabilities, including liabilities under the federal securities laws, in connection with this Proxy Solicitation and such person's involvement in the operation of the Company and to reimburse such MM Companies group nominee for his out-of-pocket expenses.

                                    AUDITORS

        According to information contained in the Company's proxy statement, the Company's board of directors has appointed PricewaterhouseCoopers LLP as the independent accountants to audit the Company's financial statements for the fiscal year ending December 31, 2002. PricewaterhouseCoopers LLP has audited the Company's financial statements since 1996. The Company has stated in its proxy statement that a representative of PricewaterhouseCoopers LLP is expected to be available at the 2002 annual meeting and will have an opportunity to make a statement if such representative so desires and is expected to be available to respond to appropriate questions. The Company also has stated in its proxy statement that in the event the stockholders fail to ratify the appointment, the Company's board of directors and its audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP and that even if the selection is ratified by the Company's stockholders, the board of directors of the Company, at its discretion, may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

        The MM Companies group recommends that you vote for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ended December 31, 2002. See Proposal No. 2 under "The Proposals."

                             SOLICITATION OF PROXIES

        The MM Companies group has retained D.F. King to act as an advisor in connection with this Proxy Solicitation. In connection with its retention by the MM Companies group, D.F. King has agreed to provide consulting and analytic services and solicitation services with respect to banks, brokers, institutional investors and individual stockholders. The MM Companies group has agreed to pay D.F. King a fee for its services estimated to be not more than $20,000 and to reimburse D.F. King for its reasonable out-of-pocket expenses. The MM Companies group has also agreed to indemnify D.F. King against certain liabilities and expenses in connection with this Proxy Solicitation, including liabilities under the federal securities laws. Approximately 20 employees of D.F. King will engage in the solicitation. Proxies may be solicited by mail, advertisement, telephone, facsimile or in person. Solicitations may be made by persons employed by or affiliated with the members of the MM Companies group. However, no person will receive additional compensation for such solicitation other than D.F. King.

        Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of shares of common stock for which they hold of record and the MM Companies group will reimburse them for their reasonable out-of-pocket expenses.

        The expenses related directly to this proxy solicitation, including litigation expenses (see "Background Of And Reasons For The Proxy Solicitation"), are expected to aggregate approximately $700,000 and will be borne by the MM Companies group. These expenses include fees and expenses for attorneys, proxy solicitors, printing, postage, filing expenses and other costs incidental to the solicitation. Of this estimated amount, approximately $600,000 has been spent to date. The actual costs and expenses could be materially different than the estimated amounts and, in particular, could be substantially higher if for any reason further litigation is instituted in connection with the matters related to this Proxy Statement.

        The purpose of the proposals in this Proxy Statement is to advance the interests of all the Company's stockholders. Therefore, the MM Companies group believes that its expenses related to this Proxy Solicitation should be borne by the Company and it intends to seek reimbursement of such expenses from the Company whether or not this Proxy Solicitation is successful. The question of reimbursement of the expenses of the MM Companies group by the Company will not be submitted to a stockholder vote.

        If you have any questions about this proxy solicitation or voting your shares or require assistance, please contact:

                              D.F. King & Co., Inc.
                           77 Water Street, 20th Floor
                            New York, New York 10005
                            Toll Free: (800) 431-9643
                 Banks and Brokers call collect: (212) 269-5550

                                  OTHER MATTERS

        This proxy solicitation is being made by the MM Companies group and not on behalf of the board of directors or management of the Company. The MM Companies group is not aware of any other matters to be brought before the Company's 2002 annual meeting, except as set forth herein. Should other matters be brought before the 2002 annual meeting, by having signed and returned the enclosed WHITE proxy card, you will have authorized the persons named as proxies in the enclosed WHITE proxy card to vote on all such matters in their discretion.

        The Company's filings with the SEC contains information regarding (1) Alliance Entertainment; (2) the proposed merger with Alliance Entertainment; (3) financial information regarding the Company and Alliance Entertainment; (4) securities ownership of certain beneficial owners and management of the Company;
(5) the committees of the board of directors; (6) the meetings of the board of directors and all committees thereof; (7) the business background and employment biographies of the Company's nominees for election to the board of directors;
(8) the compensation and remuneration paid and payable to the Company's directors and management; and (9) the Company's stock price performance in relation to an assumed group of "peers" or market-based indices. The Company's stockholders are referred to such filings for this information.

                  STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

        The Company's proxy statement with respect to the 2002 annual meeting indicates that proposals of the Company's stockholders intended to be presented at the Company's 2003 annual meeting must be received by the Company no later than 120 days prior to the 2003 annual meeting in order for them to be considered for inclusion in the Company's proxy statement. The Company's stockholders are hereby referred to the Company's proxy statement in connection with the 2002 annual meeting for such information.

                        INFORMATION REGARDING THE COMPANY

        The information concerning the Company contained in this Proxy Statement has been taken from or is based upon documents and records on file with the SEC and other publicly available information. The MM Companies group has no knowledge that would indicate that statements relating to the Company contained in this Proxy Statement in reliance upon publicly available information are inaccurate or incomplete. The MM Companies group, however, has not been given access to the books and records of the Company, was not involved in the preparation of such information and statements, and is not in a position to verify, or make any representation with respect to the accuracy or completeness of, any such information or statements.


                                VOTING PROCEDURES


Who is entitled to vote?

        If the Company's stock records show that you are a stockholder as of the close of business on the record date for the 2002 annual meeting, you are entitled to vote the shares of common stock that you held on such date. Even if you sell your shares after the record date for the 2002 annual meeting, you will retain the right to execute a proxy in connection with the 2002 annual meeting. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon.

Can I attend the meeting?

        All stockholders of record of the Company's common stock at the close of business on August 12, 2002, the record date for the 2002 annual meeting, or their designated proxies, are authorized to attend the 2002 annual meeting. If your shares are held of record by a bank, broker or other nominee, you will need to obtain a "legal proxy" form from your bank or broker if you wish to vote at the 2002 annual meeting.

What constitutes a quorum? How will abstentions and broker non-votes be counted?

        The holders of a majority of the Company's common stock outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the 2002 annual meeting. Votes cast in person or by proxy at the 2002 annual meeting will be tabulated by the inspector of elections appointed for the 2002 annual meeting to determine whether or not a quorum is present. The inspector of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but abstentions will neither be counted as votes for, nor the withholding of authority for, the election of our two nominees (Proposal No. 1), but will have the effect of a vote against all other matters submitted to a vote of stockholders.

        Shares held by nominees for beneficial owners will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented at the 2002 annual meeting, even if the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner (a "broker non-vote"). Broker non-votes will not be counted as votes for, nor the withholding of authority for, the election of our two nominees (Proposal No. 1), the ratification of accountants (Proposal No.2), or, if submitted at the meeting, the proposal to issue shares to Alliance Entertainment stockholders in the merger (the Merger Related Proposal), but will have the effect of a vote against all other matters submitted to a vote of stockholders.

How do I vote?

        Voting by proxy for holders of shares registered in the name of a brokerage firm or bank. If your shares are held by a broker, bank or other nominee (i.e., in "street name"), only your bank or broker can give a proxy with respect to your shares. You should receive a proxy card from your bank or broker which you must return in the envelope provided in order to have your shares voted. If you have not received a proxy card from your bank or broker, you may contact it directly to provide it with instructions on how you wish to vote. If you need assistance in dealing with your bank or broker, please contact D.F. King at (800) 431-9643 or collect at (212) 269-5550.

        Voting by proxy for holders of shares registered directly in the name of the stockholder. If you hold your shares in your own name as a holder of record, you may vote your shares by marking, signing, dating and mailing the WHITE proxy card in the postage-paid envelope that has been provided to you by the MM Companies group. To vote your shares in accordance with your instructions at the 2002 annual meeting, we must receive your proxy as soon as possible but, in any event, prior to the 2002 annual meeting.

        Vote in person. If you are a registered stockholder and attend the 2002 annual meeting you may deliver your completed WHITE proxy card in person. "Street name" stockholders who wish to vote at the 2002 annual meeting will need to obtain a "legal proxy" form from the broker, bank or other nominee that holds their shares of record and must bring that document to the meeting in order to vote in person at the 2002 annual meeting. If you need assistance, please contact D.F. King at (800) 431-9643 or collect at (212) 269-5550.

What should I do if I receive a proxy card which is not WHITE?

        If you submit a proxy to us by signing and returning the enclosed WHITE proxy card, do NOT sign or return the proxy card or follow any voting instructions provided by the Company's board of directors unless you intend to change your vote, because only your latest-dated proxy will be counted.

Can I revoke my proxy instructions?

        You may revoke your proxy at any time before it has been exercised by:

        o submitting a written revocation with the Corporate Secretary of the Company or D.F. King;

        o submitting a duly executed proxy bearing a later date with the Corporate Secretary of the Company or D.F. King; or

        o appearing in person and voting by ballot at the 2002 annual meeting as described above under "How do I vote? -- Vote in Person."

        Any stockholder of record as of the record date of the 2002 annual meeting attending the 2002 annual meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the 2002 annual meeting will NOT constitute revocation of a previously given proxy.

        If you choose to revoke a proxy by giving written notice or a later-dated proxy to the Corporate Secretary of the Company, we would appreciate if you would assist us in representing the interests of stockholders on an informed basis by sending us a copy of your revocation or proxy or by calling D.F. King, at (800) 431-9643 or collect at (212) 269-5550. Remember, your latest-dated proxy is the only one that counts.

Will other matters be voted on at the annual meeting?

        We are not now aware of any matters to be presented at the 2002 annual meeting other than the election of directors, the ratification of the appointment of the Company's independent auditors, our proposals and possibly, the merger related proposal. If any other matters not described in the proxy statement are properly presented at the 2002 annual meeting, including matters incidental to the conduct of the 2002 annual meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

If I plan to attend the annual meeting, should I still submit a proxy?

        Whether you plan to attend the 2002 annual meeting or not, we urge you to submit a proxy. Returning the enclosed WHITE proxy card will not affect your right to attend the 2002 annual meeting.

How will my shares be voted?

        If you give a proxy on the accompanying WHITE proxy card, your shares will be voted as you direct. If you submit a proxy to us without instructions, our representatives will vote your shares in favor of Proposal Nos. 1, 2, 3, 4 and 5 and against the Merger Related Proposal. Submitting a WHITE proxy card will entitle our representatives to vote your shares in accordance with their discretion on matters not described in this Proxy Statement that may arise at the 2002 annual meeting, including matters incident to the conduct of the 2002 annual meeting. Unless a proxy specifies otherwise, it will be presumed to relate to all shares held of record on the record date for the 2002 annual meeting by the person who submitted it.

What happens if I vote against the merger related proposal and it is not presented at the meeting?

        The Company's management has indicated that it intends to submit to stockholders a proposal to approve the issuance of the Company's shares in the proposed merger with Alliance Entertainment. As described in this Proxy Statement, we are opposed to this merger. At the time of mailing of this Proxy Statement, we do not know if the Company's management will present its merger related proposal at the 2002 annual meeting or whether it intends to call a special meeting for this purpose. Because of this uncertainty, we are asking stockholders to give us a proxy to vote against the merger related proposal should it be presented at the 2002 annual meeting.

        If the merger related proposal is not presented at the 2002 annual meeting but is presented at a later special meeting of stockholders, the proxy that you give to us to vote on this proposal at the annual meeting will have no effect on your ability to vote on the proposal at the special meeting.

How can I receive more information?

        If you have any questions about giving your proxy or about our solicitation, or if you require assistance, please call D.F. King at (800) 431-9643 or collect at (212) 269-5550.

                     --------------------------------------

Your vote is important. No matter how many or how few shares you own, please vote (i) to amend the Restated By-laws to set the number of directors at nine or eleven, as described above, (ii) to authorize stockholders to fill vacancies on the board of directors and newly created directorships, (iii) to elect the MM Companies group nominees and (iv) against the issuance of stock in connection with the proposed merger with Alliance Entertainment by marking, signing, dating and mailing the enclosed WHITE proxy card promptly.



                                                   THE MM COMPANIES, INC. GROUP
                                                              September 6, 2002

                                                                     SCHEDULE I


              Directors and Officers of MM Companies, Inc.

Name and Position               Principal Occupation        Principal Business Address
-----------------               --------------------        --------------------------

James Mitarotonda,              Chairman and Chief          c/o Barington Capital Group, L.P.
President, Chief Executive      Executive Officer,          888 Seventh Avenue, 17th Floor
Officer and Director            Barington Capital Group,    New York, New York  10019
                                L.P.

Jesse Choper,                   Professor of Public Law,    Univ. of California Law School
Director                        University of California    Boalt Hall
                                at Berkeley School of Law   Berkeley, California 94720

Seymour Holtzman,               Chairman and Chief          100 North Wilkes Barre Blvd.
Chairman                        Executive Officer,          Wilkes Barre, Pennsylvania 18702
                                Jewelcor Management, Inc.

Devarajan S. Puthukarai,        Former Chief Executive      MM Companies, Inc.
Director                        Officer, President and      c/o Barington Capital Group, L.P.
                                Chief Operating Officer,    888 Seventh Avenue, 17th Floor
                                musicmaker.com, Inc.        New York, New York 10019

William Scranton III,           Head of Scranton Family     201 Penn Avenue
Director                        Office                      PNE Bank Building
                                                            Scranton, PA 18503

Irwin Steinberg,                Former Vice Chairman,       MM Companies, Inc.
Director                        musicmaker.com, Inc.        c/o Barington Capital Group, L.P.
                                                            888 Seventh Avenue, 17th Floor
                                                            New York, New York 10019

Joseph Wright, Jr.,             President & Chief           c/o PanAmSat Corp.
Director                        Executive Officer,          20 Westport Road
                                PanAmSat Corp.              Wilton, Connecticut 06897

Melvyn Brunt,                   Chief Financial Officer,    c/o Barington Capital Group, L.P.
Chief Financial Officer         Barington Capital Group,    888 Seventh Avenue, 17th Floor
                                L.P.                        New York, New York 10019

                                                                    SCHEDULE II


               Directors and Officers of Jewelcor Management, Inc.

Name and Position               Principal Occupation        Principal Business Address
-----------------               --------------------        --------------------------

Seymour Holtzman,               Chairman, Chief Executive   100 North Wilkes Barre Blvd.
Chairman, Chief Executive       Officer, President          Wilkes Barre, Pennsylvania 18702
Officer, President              Jewelcor Management, Inc.

Joseph F. Litchman, Director,   Vice President/Treasurer    100 North Wilkes Barre Blvd.
Vice President/Treasurer                                    Wilkes Barre, Pennsylvania 18702

Maria Sciandra, Corporate       Corporate Secretary         100 North Wilkes Barre Blvd.
Secretary, Director                                         Wilkes Barre, Pennsylvania 18702

                                                                         ANNEX A


                          TRANSACTIONS IN COMMON STOCK

        The following table sets forth information with respect to all purchases of common stock of the Company by the MM Companies group during the past two years. Except as set forth below, to the knowledge of the MM Companies group, no participant in this solicitation or MM Companies group nominee has purchased or sold securities of the Company within the past two years.


                                                               Transaction   Number of   Price Per
Name                                              Date            Type        Shares      Share
------------------                              ----------     ----------      ------      ------

MM Companies                                      8/14/01       Purchase          2,000     $2.25*
MM Companies                                      8/15/01       Purchase        100,000     $2.33*
MM Companies                                      8/16/01       Purchase          5,000     $2.30*
MM Companies                                      8/21/01       Purchase         10,000     $2.30*
MM Companies                                      8/27/01       Purchase         20,000     $2.33*
MM Companies                                      8/28/01       Purchase         15,000     $2.38*
MM Companies                                      8/28/01       Purchase          5,000     $2.28*
MM Companies                                      9/4/01        Purchase         12,000     $2.37*
MM Companies                                      9/5/01        Purchase          2,500     $2.31*
MM Companies                                      9/5/01        Purchase          1,000     $2.32*
MM Companies                                      9/6/01        Purchase         10,000     $2.33*
MM Companies                                      9/17/01       Purchase          7,000     $2.14*
MM Companies                                      9/17/01       Purchase          5,000     $2.06*
MM Companies                                      9/18/01       Purchase         10,000     $2.135*
MM Companies                                      9/19/01       Purchase         10,000     $2.197*
MM Companies                                      9/20/01       Purchase         10,000     $2.18*
MM Companies                                      9/21/01       Purchase          6,500     $2.07*
MM Companies                                      9/24/01       Purchase         25,000     $2.12*
MM Companies                                      9/24/01       Purchase         10,000     $2.10*
MM Companies                                      9/25/01       Purchase         50,000     $2.048*
MM Companies                                      9/26/01       Purchase         25,000     $2.035*
MM Companies                                      9/27/01       Purchase         30,000     $2.052*
MM Companies                                      9/28/01       Purchase         27,500     $2.07*


                                       45


MM Companies                                      10/1/01       Purchase         30,000     $2.075*
MM Companies                                      10/4/01       Purchase         30,000     $2.13*
MM Companies                                      10/5/01       Purchase         50,000     $2.135*
MM Companies                                      10/5/01       Purchase          7,000     $2.13*
MM Companies                                     11/16/01       Purchase         25,000     $2.34*
MM Companies                                     11/21/01       Purchase          5,000     $2.35*
MM Companies                                     11/30/01       Purchase          3,600     $2.32*
MM Companies                                     12/14/01       Purchase          3,000     $2.31*
MM Companies                                     12/17/01       Purchase         50,000     $2.33*
MM Companies                                     12/18/01       Purchase         25,000     $2.34*
MM Companies                                     12/28/01       Purchase          5,000     $2.31*
MM Companies                                     12/28/01       Purchase          2,900     $2.31*
MM Companies                                     12/28/01       Purchase          5,000     $2.31*
MM Companies                                     12/31/01       Purchase          3,200     $2.30*
MM Companies                                      2/25/02       Purchase          1,500     $2.22*
MM Companies                                      2/27/02       Purchase          2,000     $2.23*
MM Companies                                      2/27/02       Purchase          2,000     $2.21*
MM Companies                                      2/27/02       Purchase          3,800     $2.24*
MM Companies                                      2/27/02       Purchase          2,000     $2.24*
MM Companies                                      2/28/02       Purchase          1,200     $2.21*
MM Companies                                      3/5/02        Purchase            200     $2.25*
Jewelcor Management, Inc.                         8/16/01       Purchase         10,000     $2.30*
Jewelcor Management, Inc.                         8/16/01       Purchase         50,000     $2.32*
Jewelcor Management, Inc.                         8/20/01       Purchase         20,000     $2.30*
Jewelcor Management, Inc.                         8/21/01       Purchase         20,000     $2.30*
Jewelcor Management, Inc.                         8/22/01       Purchase         12,500     $2.29*
Jewelcor Management, Inc.                         8/23/01       Purchase         13,000     $2.30*
Jewelcor Management, Inc.                         8/24/01       Purchase         10,000     $2.312*
Jewelcor Management, Inc.                         8/27/01       Purchase         25,000     $2.33*
Jewelcor Management, Inc.                         9/7/01        Purchase         10,000     $2.316*
Jewelcor Management, Inc.                         9/17/01       Purchase          3,000     $2.03*


                                       46


Jewelcor Management, Inc.                         9/17/01       Purchase          7,000     $2.14*
Jewelcor Management, Inc.                         9/18/01       Purchase         20,000     $2.135*
Jewelcor Management, Inc.                         9/19/01       Purchase         12,000     $2.197*
Jewelcor Management, Inc.                         9/20/01       Purchase         10,500     $2.18*
Jewelcor Management, Inc.                         9/25/01       Purchase         75,000     $2.048*
Jewelcor Management, Inc.                         9/26/01       Purchase         25,000     $2.035*
Jewelcor Management, Inc.                         9/27/01       Purchase         40,000     $2.052*
Jewelcor Management, Inc.                         9/28/01       Purchase         10,000     $2.07*
Jewelcor Management, Inc.                         10/1/01       Purchase         27,500     $2.0752*
Jewelcor Management, Inc.                         10/4/01       Purchase         50,000     $2.13*
Jewelcor Management, Inc.                         10/5/01       Purchase         25,000     $2.13*
Barington Companies Equity Partners, L.P.         8/16/01       Purchase         50,000     $2.32*
Barington Companies Equity Partners, L.P.         8/16/01       Purchase         10,000     $2.30*
Barington Companies Equity Partners, L.P.         8/20/01       Purchase         15,000     $2.30*
Barington Companies Equity Partners, L.P.         8/20/01       Purchase          2,000     $2.30*
Barington Companies Equity Partners, L.P.         8/21/01       Purchase         20,000     $2.30*
Barington Companies Equity Partners, L.P.         8/22/01       Purchase         12,500     $2.29*
Barington Companies Equity Partners, L.P.         8/23/01       Purchase         10,000     $2.30*
Barington Companies Equity Partners, L.P.         8/24/01       Purchase          7,500     $2.312*
Barington Companies Equity Partners, L.P.         8/27/01       Purchase         15,000     $2.33*
Barington Companies Equity Partners, L.P.         8/29/01       Purchase          1,500     $2.31*
Barington Companies Equity Partners, L.P.         9/6/01        Purchase          5,000     $2.30*
Barington Companies Equity Partners, L.P.         9/7/01        Purchase         10,000     $2.316*
Barington Companies Equity Partners, L.P.         9/10/01       Purchase          2,500     $2.25*
Barington Companies Equity Partners, L.P.         9/17/01       Purchase          5,000     $2.01*
Barington Companies Equity Partners, L.P.         9/18/01       Purchase         20,000     $2.135*
Barington Companies Equity Partners, L.P.         9/19/01       Purchase         14,000     $2.197*
Barington Companies Equity Partners, L.P.         9/25/01       Purchase         25,000     $2.048*
Barington Companies Equity Partners, L.P.         9/26/01       Purchase         25,000     $2.035*
Barington Companies Equity Partners, L.P.         9/27/01       Purchase         30,000     $2.052*
Barington Companies Equity Partners, L.P.         9/28/01       Purchase         10,000     $2.07*

                                       47


Barington Companies Equity Partners, L.P.         10/1/01       Purchase         10,000     $2.075*
Barington Companies Equity Partners, L.P.         10/4/01       Purchase         14,200     $2.11*
Barington Companies Equity Partners, L.P.         10/4/01       Purchase         20,000     $2.13*
Barington Companies Equity Partners, L.P.         10/5/01       Purchase          2,000     $2.12*
Barington Companies Equity Partners, L.P.         10/5/01       Purchase          3,000     $2.12*
Ramius Securities, LLC                            8/20/01       Purchase         15,000     $2.30*
Ramius Securities, LLC                            8/21/01       Purchase         20,000     $2.30*
Ramius Securities, LLC                            8/23/01       Purchase         10,000     $2.30*
Ramius Securities, LLC                            8/24/01       Purchase          7,500     $2.312*
Ramius Securities, LLC                            8/27/01       Purchase         15,000     $2.33*
Ramius Securities, LLC                            9/6/01        Purchase         10,000     $2.33*
Ramius Securities, LLC                            9/7/01        Purchase         12,000     $2.316*
Domrose Sons Partnership                          9/27/01       Purchase          8,000     $2.04*

* Excludes commissions and execution related costs

                                                                         ANNEX B

                            OWNERSHIP OF COMMON STOCK

        Each share of common stock is entitled to one vote on each of the proposals and the common stock is the only class of securities of the Company entitled to vote on the proposals. According to the Company's proxy materials filed with the SEC on August 28, 2002, as of August 12, 2002 there were 22,745,624 shares of common stock outstanding.

        The following table sets forth the share ownership of all persons who, to the knowledge of the MM Companies group, beneficially own more than 5% of the outstanding shares of common stock as of the date of this Proxy Statement. The information with respect to each stockholder, other than the MM Companies group, Steel Partners II, L.P., The K2 Arbitrage Fund L.P. and JMB Capital Partners, L.P., is derived from the proxy materials filed by the Company with the SEC on August 28, 2002. The information with respect to Steel Partners II, L.P. is derived from the Schedule 13D,as amended, filed on behalf of such entity with the SEC on August 9, 2002. The information with respect to The K2 Arbitrage Fund L.P. is derived from the Schedule 13D filed on behalf of such entity with the SEC on August 28, 2002. The information with respect to JMB Capital Partners, L.P. is derived from the Schedule 13D filed on behalf of such entity with the SEC on July 23, 2002.

                                    Number of Shares                Percentage
Stockholder                         Beneficially Owned (1)          Ownership
----------------------------        ----------------------          ----------

Steel Partners II, L.P.                  2,062,866                     9.1%

The MM Companies group                   1,568,100                     6.9%

Coghill Capital Management               1,516,988                     6.7%

The K2 Arbitrage Fund L.P.               1,266,300                     5.6%

JMB Capital Partners, L.P.               1,163,800                     5.1%

----------------------

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage ownership of any other person. Subject to community property laws where applicable, to the knowledge of the MM Companies group, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

                                                                         ANNEX C

                      FORM OF PROXY SOLICITED ON BEHALF OF
                          THE MM COMPANIES, INC. GROUP


        The undersigned stockholder of Liquid Audio, Inc., a Delaware corporation (the "Company"), on August 12, 2002 (the "record date"), hereby appoints James A. Mitarotonda or Seymour Holtzman or either of them, each with full power of substitution to act as proxies for the undersigned, and to vote all shares of common stock, par value $.001 per share, of the Company, which the undersigned would be entitled to vote if personally present at the 2002 Annual Meeting of Stockholders of the Company to be held on September 26, 2002, and at any and all postponements and adjournments thereof as indicated on this proxy.

        IF YOU SIGN, DATE AND RETURN THIS CARD WITHOUT INDICATING YOUR VOTE ON ONE OR MORE OF THE FOLLOWING PROPOSALS, YOU WILL BE DEEMED TO HAVE VOTED IN FAVOR OF PROPOSAL NOS. 1, 2, 3, 4, AND 5 AND AGAINST THE MERGER RELATED PROPOSAL. IF YOU VOTE OR ABSTAIN WITH RESPECT TO ONE OR MORE OF THE FOLLOWING PROPOSALS, THIS PROXY CARD WILL REVOKE ANY PREVIOUSLY EXECUTED REVOCATION OF PROXY WITH RESPECT TO SUCH PROPOSALS.

        [X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

        THE MM COMPANIES GROUP STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF PROPOSAL NOS. 1, 2, 3, 4 AND 5 AND VOTE AGAINST THE MERGER RELATED PROPOSAL.

        Proposal No. 1 -- Election of Seymour Holtzman and James A. Mitarotonda as Class III directors

        FOR [  ]      AGAINST [  ]          ABSTAIN  [  ]

        (Instruction: If you wish to vote for the election of one of the nominees, but not both of them, check the "FOR" box above and write the name of the person you do not wish elected in the following space:____________________________________________________. If no box is marked above with respect to this Proposal, the undersigned will be deemed to vote for such Proposal, except that the undersigned will not be deemed to vote for the election of any candidate whose name is written in the space provided above.)

        Proposal No. 2 -- Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Accountants

        FOR [  ]      AGAINST [  ]          ABSTAINS [  ]

        Proposal No. 3 -- Increase the Size of the Board of Directors by Four Directors

        FOR [  ]      AGAINST [  ]          ABSTAINS [  ]

        Proposal No. 4-- Authorize Only Stockholders to Fill Board Vacancies and Newly Created Directorships

        FOR [  ]      AGAINST [  ]          ABSTAINS [  ]

        Proposal No. 5-- Election of Jesse H. Choper and William J. Fox as Class I directors, Thomas E. Constance as a Class II director and Joseph R. Wright, Jr. as a Class III director, contingent upon the approval of Proposal No. 3 and Proposal No. 4.

        FOR [  ]      AGAINST [  ]          ABSTAINS [  ]

        (Instruction: If you wish to vote for the election of certain of the nominees, but not all of them, check the "FOR" box above, write the name of each such person you do not wish elected in the following space and indicate whether you are abstaining or voting against such person:________________________________________. If no box is marked above with respect to this Proposal, the undersigned will be deemed to vote for such Proposal, except that the undersigned will not be deemed to vote for the election of any candidate whose name is written in the space provided above.)

        Merger Related Proposal (if presented at the 2002 annual meeting) -- Authorize Issuance of Stock in Merger with Alliance Entertainment Corp.

        FOR [  ]      AGAINST [  ]          ABSTAINS [  ]

        And in the discretion of the proxies appointed hereunder, on such other business as may properly come before the meeting.

        IMPORTANT: THIS PROXY MUST BE SIGNED AND DATED TO BE VALID.

                                              Dated:

                                              ---------------------------


                                              ---------------------------
                                              Signature:


                                              ---------------------------
                                              Signature (if held jointly):


                                              ---------------------------
                                              Title or Authority

Please sign exactly as name appears hereon. If shares are registered in more than one name, the signature of all such persons should be provided. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by an authorized person. The proxy card votes all shares in all capacities.

PLEASE MARK, SIGN AND DATE THIS PROXY BEFORE MAILING THE PROXY IN THE ENCLOSED ENVELOPE.

        If you have any questions or need assistance in voting your shares, please contact D.F. King & Co., Inc. toll-free at 1-800-431-9643 or if you are a bank or broker please call collect at 1-212-269-5550.